Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is made effective as of November 24, 2004 (“Effective Date”) by and between ACHILLION PHARMACEUTICALS, INC., a Delaware corporation (“Achillion”), with its principal place of business at 300 George Street, New Haven, Connecticut 06511, USA, and GILEAD SCIENCES, INC., a Delaware corporation (“Gilead”), with its principal place of business at 333 Lakeside Drive, Foster City, California 94404, USA. Achillion and Gilead are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Achillion has certain proprietary technology in compounds for the prevention and treatment of chronic hepatitis C infection;

WHEREAS, Gilead and Achillion desire to enter into a collaboration to develop and commercialize Compounds (as hereinafter defined) upon the terms and conditions set forth herein;

WHEREAS, Gilead desires to obtain the right to develop and commercialize Licensed Products in the Field (each as hereinafter defined) and Achillion desires to grant such rights, in each case upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. References to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided:

“Achillion Annual Budget Amount” means the Annual Budget Amount allotted to Achillion in the Budget.

“Achillion Know-How” means Know-How Controlled by Achillion (a) as of the Effective Date; (b) that is developed or acquired in the course of the Research Program; or (c)

that is developed or acquired outside of the course of the Research Program that is necessary or useful to the research, Development, manufacture, use, sale, offer for sale, or importation of Compounds.

“Achillion Patents” means Patents Controlled by Achillion (a) that are listed in Exhibit 1.1; (b) as of the Effective Date; (c) that are conceived, reduced to practice or acquired in the course of the Research Program; or (d) that claim or are directed to the research, Development, manufacture, use, sale, offer for sale or importation of Compounds. The Patents listed in Exhibit 1.1 shall be amended or supplemented from time to time by Achillion to include any Patent Controlled by Achillion after the Effective Date and during the Research Program Term which claims or is directed to a composition of matter, or the manufacture or use thereof, that is necessary or useful to the research, Development, manufacture, use, sale, offer for sale or importation of Compounds.

“Achillion Research Costs” means Research Costs incurred by Achillion.

“Achillion Technology” means Achillion Patents and Achillion Know-How.

“ADR” has the meaning given such term in Section 12.1(b).

“ADR Request” has the meaning given such term in Section 12.1(b)(i).

“Affiliate” means any corporation or other entity which has Corporate Control of, is under Corporate Control by, or is under common Corporate Control with, a Party to this Agreement. An entity shall be an Affiliate of a Party for only so long as such Corporate Control exists.

“Annual Budget Amount” means the Research Costs for both Parties reflected in the Budget for each calendar year in accordance with Section 2.4.

“Arbitration Panel” has the meaning given in Section 12.1(c)(i).

“Back-up Compound” means any Compound other than the Lead Compound.

“Back-up Program” means the component of the Research Program devoted to Back-up Compounds.

“Blackout Period” means the period beginning on the Effective Date, and ending on the earlier of (a) Proof of Concept; or (b) the second anniversary of the Effective Date.

“Budget” has the meaning given such term in Section 2.4(a)(i).

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Change of Corporate Control” means, with respect to a Party, the occurrence of any of the following:

(a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party (“Merger”), as long as the stockholders of such Party immediately prior to the Merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the Merger;

(b) a change in the beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party, excluding any equity investments by venture capitalists or investment banks or other non-strategic investors, who alone or with their Affiliates, are not themselves in the business of developing and commercializing pharmaceutical products; or

(c) the sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of a Party’s assets in one or a series of related transactions.

As used in this definition, “Party” shall exclude Affiliates under Corporate Control by, or under common Corporate Control with, such Party.

“CMC” has the meaning given to such term in Section 4.1.

“Combination Product” means a product that includes one or more pharmaceutically active ingredients other than a Compound in combination with at least one Compound. All references to Licensed Product in this Agreement shall be deemed to include a Combination Product.

“Commercially Diligent Efforts” mean those efforts to research, Develop, commercialize and market Licensed Products that are consistent with the usual practice followed by pharmaceutical companies in pursuing the research, Development, commercialization and marketing of their pharmaceutical products with a comparable potential market, risk, and revenues.

“Compound” has the meaning given in Exhibit 1.2.

“Confidential Information” has the meaning given such term in Section 7.1(a).

“Control”, “Controls” and “Controlled” mean, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing as of the Effective Date or thereafter.

“Corporate Control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Develop” means the conduct of any pre-clinical, clinical or other studies required for obtaining Regulatory Approval (including without limitation manufacturing, formulation, quality assurance and quality control activities) or for commercialization of a Compound, along with any other clinical studies, all in accordance with this Agreement. The terms “Developing” and “Development” shall be interpreted accordingly.

“Development Committee” has the meaning given such term in Section 3.1(a).

“Development Plan” has the meaning given such term in Section 3.2.

“Development Program Term” means the period commencing when Proof of Concept is established and ending upon receipt of Regulatory Approvals from both the FDA and the EMEA.

“Discover” means the identification and optimization of the preclinical properties of Compounds. The terms “Discovering” and “Discovery” shall be interpreted accordingly.

“Drug Approval Application” shall mean an application for Regulatory Approval of a Licensed Product, including without limitation an IND or NDA.

“EMEA” means the European Medicines Agency, or a successor agency thereto.

“European Market” means Germany, France, Italy, Spain and the United Kingdom.

“External Research Costs” means the reasonable and actual out-of-pocket costs, approved in advance by the Research Committee and reflected in the Budget, incurred by a Party from a Third Party, without mark-up or overhead charges, directly in furtherance of the Research Program. Examples of External Research Costs that could be approved by the Research Committee are the costs charged by Third Parties for materials to make Compounds, contract researchers and/or toxicology studies. “External Research Costs” shall not include any costs reflected in the FTE Rate.

“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

“Field” means all human and animal therapeutic, diagnostic, and prophylactic uses, including, without limitation, the treatment, prevention and prophylaxis of hepatitis C viral infections.

“Field-Based Personnel” has the meaning given such term in Section 4.2(b)(i).

“First Commercial Sale” means, with respect to any Licensed Product, the first sale for end use or consumption of such Licensed Product in a Major Market after all required Regulatory Approvals with respect to such Licensed Product have been granted by the Regulatory Authority of such Major Market. For purposes of clarification, the first sale for end use or consumption of a Licensed Product in a Major Market after conditional approval has been granted will constitute a First Commercial Sale for purposes of this Agreement.

“FTE” means an annualized full-time employee or equivalent, working no less than 1800 person hours per calendar year, with part-time personnel pro-rated as partial FTE’s.

“FTE Rate” means the amount a Party will pay the other Party over a consecutive twelve (12) month period for one (1) FTE. Unless otherwise agreed by the Parties:

(a) for Achillion FTEs conducting scientific research activities for Gilead pursuant to the Research Program, the FTE Rate will be [**] Dollars ($[**]), with an annual cost of living adjustment (commencing January 1, 2006) in accordance with CPI-U as published by the Department of Labor Bureau of Labor Statistics; and

(b) for FTEs employed by the Parties and identified in the Research Plan and Budget as conducting activities in furtherance of the Research Program (other than activities conducted pursuant to subparagraph (a) above), the FTE Rate will be [**] Dollars ($[**]), with an annual cost of living adjustment (commencing January 1, 2006) in accordance with CPI-U as published by the Department of Labor Bureau of Labor Statistics.

The FTE Rate shall reflect, and include, all personnel costs (including normal vacations, sick days, holidays and employee benefits), and costs of equipment, reagents, travel, materials and supplies, allocation of general and administrative expenses, repairs, maintenance, utilities, rent, support staff and other overhead, for or associated with an FTE, provided that payment by a Party of the FTE Rate shall not be deemed to give such Party any ownership interest in any equipment, reagents or other property purchased by the other Party using such research funding.

“GAAP” means United States Generally Acceptable Accounting Principles.

“Gilead Annual Budget Amount” means the Annual Budget Amount allotted to Gilead in the Budget.

“Gilead Know-How” means Know-How Controlled by Gilead that is necessary or useful to the research, Development, manufacture, use, sale, offer for sale, or importation of Compounds.

“Gilead Patents” means any Patent Controlled by Gilead that is necessary or useful to the research, Development, manufacture, use, sale, offer for sale, or importation of Compounds.

“Gilead Research Costs” means Research Costs incurred by Gilead.

“Gilead Technology” means Gilead Patents and Gilead Know-How.

“HCV Field” means the treatment of chronic hepatitis C viral infections in humans.

“IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Information” means any and all information, data, results, inventions, trade secrets, techniques, material, or compositions of matter of any type or kind, including without limitation all know-how and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, personnel, financial, legal and commercial information or data, whether communicated in writing, orally or by any other method, which is disclosed by one Party to the other Party in connection with this Agreement; provided that the foregoing is related to a Compound.

“Invention” means any process, method, use, composition of matter, article of manufacture, discovery or finding, whether or not patentable.

“Joint Inventions” has the meaning given such term in Section 9.1.

“Joint Patents” has the meaning given such term in Section 9.1.

“Know-How” means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material Controlled by Party or its Affiliates, in either case that are necessary or useful to the research, Development, formulation, manufacture, use or sale of Compounds.

“Lead Compound” has the meaning given such term in Section 2.2(a)(iv).

“Licensed Product” means any preparations in final form, bulk form or other form containing as an active pharmaceutical ingredient one or more Compounds for sale by prescription, over-the-counter or any other method, including without limitation any Combination Product.

“Major Market” means each of the United States of America, Japan and each of the five (5) countries of the European Market.

“NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Regulatory Approval application or similar application or submission for Regulatory Approval of a Licensed Product filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in that country or in that group of countries.

“Net Difference” has the meaning give such term in Section 2.4(c)(iii).

“Net Sales” means, with respect to a given period of time, the total amount invoiced by Gilead or its Related Gilead Parties for sales of Licensed Products to a Third Party (whether an end-user, wholesaler or otherwise) in the Territory, less the following deductions with respect to such sale, to the extent applicable to the Licensed Product and to the extent actually allowed and/or taken: (a) trade, cash and quantity credits, discounts, credits, and refunds, (b) allowances or credits for returns or rejected Licensed Product and a reasonable allowance for bad debt expense consistent with GAAP; (c) prepaid freight and insurance; (d) sales taxes and other governmental charges (including value added and similar taxes, but solely to the extent not otherwise creditable or reimbursed and excluding any income tax) actually paid by Gilead or its Related Gilead Parties in connection with the sale; and (e) customary rebates (including, for this purpose, discounts provided by means of chargebacks or rebates) actually granted to managed health care organizations, federal, state, or local governments (or their agencies) (including without limitation Medicaid rebates), all to the extent in accordance with GAAP as consistently applied across all products of Gilead.

Where Licensed Product is sold in the form of a Combination Product containing one or more active pharmaceutical ingredients (“API”) in addition to a Compound, the Net Sales for such Combination Product for purposes of determining royalties payable under this Agreement will be calculated by multiplying the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) by the fraction A/(A+B) where A is the Net Selling Price for the stock keeping unit most comparable to the component of the Licensed Product containing that Compound as the sole API, if sold separately, in such country during the relevant fiscal quarter (or if not available in that quarter, the most recent available fiscal quarter), and B is the Net Selling Price for the stock keeping unit, most comparable to the component containing other APIs, if sold separately, in such country during the relevant fiscal quarter. For clarity, if there are three or more APIs (including the Compound), additional B terms calculated in the same manner, shall be included in the denominator so that such fraction shall be A/(A+B1+B2+…).

If, on a country-by-country basis, one or more of the other APIs in the Combination Product are not sold separately in said country, the Net Sales for the purpose of determining royalties payable under this Agreement for the Combination Product shall be calculated by multiplying the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) by the fraction A/C where A is the Net Selling Price for the stock keeping unit most comparable to the component of the Licensed Product containing the relevant Compound as the sole API, if sold separately, in such country during the relevant fiscal quarter (or if not available in that quarter, the most recent available fiscal quarter) and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter (or if not available in that quarter, the most recent available fiscal quarter).

If, on a country-by-country basis, the Licensed Product containing a Compound as the sole API is not sold separately in said country during the relevant fiscal quarter but one or more of the other APIs in the Combination Product are sold separately in said country during the relevant fiscal quarter (or if not available in that quarter, the most recent available fiscal quarter), the Net Sales for the Combination Product shall be calculated by multiplying the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) by the fraction (1-(D/C)) where D is the Net Selling Price for the stock keeping unit most comparable to the product containing the other API as the sole API and C is the Net Selling Price for the Combination Product in such country during the relevant fiscal quarter (or if not available in that quarter, the most recent available fiscal quarter).

If, on a country-by-country basis, the Licensed Product containing a Compound as the sole API is not sold separately in a country and one or more of the other APIs in the Combination Product are not sold separately in such country, the Net Sales of the Combination

Product shall be deemed to be the Net Sales of such Combination Product (without regard to the adjustment established by this paragraph) multiplied by the fraction A/C where A is the Net Selling Price on an average worldwide basis for the stock keeping unit most comparable to the Licensed Product containing the relevant Compound as the sole API, and C is the Net Selling Price for the Combination Product on an average worldwide basis.

For clarification, sale of a Licensed Product by Gilead or its Related Gilead Parties to Gilead or Related Gilead Parties for resale by such entity to an unaffiliated Third Party shall not be deemed a sale for purposes of “Net Sales” hereunder, but the sale of such Licensed Product by such entity to an unaffiliated Third Party (whether an end-user, wholesaler, distributor, or otherwise) shall be deemed to be a sale by Gilead of a Licensed Product to a Third Party for purposes of calculating Net Sales hereunder and royalties owed by Gilead under Section 6.5. Further, transfers or dispositions of Licensed Products in commercially reasonable quantities (consistent with Gilead’s usual practice as applied to other compounds and products of a similar nature) and without receipt of compensation, or if sold on a not-for-profit basis for charitable or promotional purposes or for pre-clinical or clinical Development, manufacturing scale-up or regulatory purposes prior to receiving Regulatory Approval shall not be deemed “sales” for purposes of “Net Sales” hereunder.

If Gilead intends to sell a Combination Product in any country in the Territory where the Compound contained in the Licensed Product is not sold separately in such country, “Net Sales” for the Licensed Product shall be determined pursuant to Section 5.7.

“Net Selling Price” means the Net Sales (as defined in the first paragraph of the definition of “Net Sales”, without giving effect to the subsequent paragraphs of such definition) of a product divided by the number of units of product sold.

“New HCV Compound” means any compound (other than a Compound) that is useful to prevent or treat chronic hepatitis C viral infections in humans that as of the Effective Date is, or at any time during the term of this Agreement will be, under the Control of Achillion.

“Offer Notice” has the meaning given such term in Section 6.12(a).

“Offsetting IP” means:

(a) Know-How, Patents or information owned by a Third Party that is required for the research, Development, manufacture, use, sale, offer for sale or importation, of Compounds; and

(b) any other Third Party intellectual property rights, not included in clause (a), for which Gilead pays Third Party Royalties, provided that Achillion has consented to have such intellectual property rights included as Offsetting IP, with such consent not to be unreasonably withheld.

“Patent Costs” shall mean all reasonable and actual out-of-pocket costs incurred by a Party for work performed before and after the Effective Date associated with filing, prosecuting, issuing and maintaining Achillion Patents, including interference, opposition, reexamination and reissue actions; provided that the other Party shall prior to payment have the right to review and comment on any such costs that exceed $[**] for any calendar month, and any amount reasonably objected to by such other Party shall not constitute Patent Costs.

“Patents” mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including without limitation patent applications under the Patent Cooperation Treaty and the European Patent Convention, provisional, non-provisional, and abandoned patent applications throughout the world, together with (b) any renewal, divisional, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisional, renewals, substitutions, confirmations, supplemental protection certificates, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

“Phase 1 Clinical Trial” means a human clinical trial in any country to initially evaluate the safety and/or pharmacological or antigenic effect of a Licensed Product in humans or that would otherwise satisfy the requirements of 21 CFR § 312.21(a) or the equivalent laws, rules or regulations in the European Union or Japan.

“Phase 2 Clinical Trial” means a human clinical trial in any country to initially evaluate the effectiveness of a Licensed Product (whether as a primary or secondary endpoint) for a particular indication or indications in humans with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR § 312.21(b) or the equivalent laws, rules or regulations in the European Union or Japan.

“Phase 3 Clinical Trial” means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Licensed Product to support Regulatory Approval and as a basis for a NDA or that would otherwise satisfy the requirements of 21 CFR § 312.21(c) or the equivalent laws, rules or regulations in the European Union or Japan.

“Proof of Concept” has the meaning given such term in Exhibit 1.3.

“Proof of Concept Program” means the component of the Research Program devoted to the Lead Compound.

“Regulatory Approval” means all governmental approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport and/or sale of a Licensed Product in a jurisdiction.

“Regulatory Authority” means any applicable government regulatory authority necessary to obtain approval to manufacture, market and sell a Licensed Product in the Territory, including the FDA in the United States and the EMEA in the European Market.

“Related Gilead Party” means Gilead’s sub-licensees (which term does not include distributors or Affiliates of Gilead) permitted under this Agreement outside the United States of

America and the European Market. Notwithstanding the foregoing, in no event shall Achillion be considered a Related Gilead Party.

“Related Gilead Party Royalties” means royalties paid by a Related Gilead Party to Gilead or its Affiliates for Net Sales of Licensed Products.

“Research Cost Cap” means the maximum amount, set forth in Section 2.4(b), (a) of Research Costs that the Parties are required to spend in total by both Parties in furtherance of the Research Program, and (b) for which the Parties may receive reimbursement pursuant to Section 2.4(c).

“Research Costs” means (a) the reasonable and actual personnel costs of a Party, determined at the FTE Rate, and (b) External Research Costs reasonably and actually incurred by such Party, in each case reasonably incurred in furtherance of the Research Program by or for the account of such Party after the Effective Date; provided that such costs are consistent with the Research Plan and the Budget, and are specifically attributable to the Development of Compounds. For purposes of clarity, costs for activities that advance the Research Program but are not required for obtaining Proof of Concept shall not be included under the Research Plan and the full amount of such costs shall be borne by Gilead.

“Research Committee” means the committee described in Section 2.1.

“Research Plan” has the meaning given such term in Section 2.2(a)(i).

“Research Program” means the research and development program for the Compounds described in Section 2.3.

“Research Program Term” has the meaning given such term in Section 2.3(c).

“Royalty Rights” has the meaning given such term in Section 6.12(a).

“Royalty Term” means, with respect to a Licensed Product, for each country in the Territory, the period of time commencing on the First Commercial Sale of such Licensed Product in any country and ending the later of (a) ten (10) years after the date of First Commercial Sale in such country, or (b) the expiration of the last Valid Patent Claim of an Achillion Patent or Joint Patent in such country. Upon expiration of the Royalty Term for a Licensed Product in a country, Gilead may thereafter continue to sell such Licensed Product in such country on a royalty-free basis.

“Sublicense Royalty” has the meaning given such term in Section 6.5(b).

“Third Party” means an entity other than Gilead and its Related Gilead Parties, and Achillion.

“Third Party Infringement Losses” has the meaning given such term in Section 11.1.

“Third Party Royalties” means up-front, milestone, royalty and any other similar payments paid by Gilead or any Related Gilead Party to any Third Party for Offsetting IP for the

development, manufacture, use sale, offer for sale, or importation of Compounds or Licensed Products.

“Territory” means all of the countries in the world, and their territories and possessions.

“Valid Patent Claim” means a claim of an issued and unexpired Patent, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer, otherwise.

2.	RESEARCH PROGRAM

2.1 Research Committee

(a) Formation and Duration. Within ten (10) days after the Effective Date, Achillion and Gilead shall establish the Research Committee (“Research Committee”). Except to the extent otherwise provided by mutual written agreement of the Parties, the Research Committee shall disband upon the later of Proof of Concept or expiration of the Research Program Term.

(b) Authority. For the duration of the Research Program Term, the Research Committee will oversee the Parties’ activities in furtherance of the Research Program as follows:

(i) The Research Committee will review and if necessary revise the Research Plan and the Budget, coordinate activities under the Research Plan, confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, set research priorities, review project milestones, advise on clinical and pre-clinical development, regulatory, and manufacturing matters and strategies, and review and advise on financial matters relating to the Research Program.

(ii) In no event shall the Research Committee have the right to (A) modify or amend the terms and conditions of this Agreement; (B) determine which personnel of a Party perform Research Program activities or act as such Party’s representatives on the Research Committee; or (C) determine any matter involving prosecution, defense or enforcement of Patents.

(c) Composition

(i) Gilead shall designate three (3) named representatives of Gilead and Achillion shall designate three (3) named representatives of Achillion. Each Party shall appoint its respective representatives to the Research Committee and, from time to time, may substitute one or more of its representatives.

(ii) Additional representatives or consultants of a Party may from time to time, with the consent of the other Party (with such consent not to be unreasonably withheld) attend Research Committee meetings, subject to such representative’s and/or consultant’s written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Section 7, and provided that such additional representatives shall have no vote.

(iii) The Research Committee may establish such working groups or sub-committees as it may choose from, time to time to accomplish its purposes.

(iv) Members of the Research Committee may also serve as members of the Development Committee.

(d) Governance

(i) The Research Committee shall be chaired by a representative of Gilead.

(ii) Decisions of the Research Committee shall be made by unanimous vote, with each Party’s representatives on the Research Committee collectively having one (1) vote.

(iii) In the event that the Research Committee cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall be referred to the Executive Vice President of Research and development for Gilead and the Chief Executive Officer for Achillion. Such officers of the Parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve such issue within [**] of commencing such negotiations, then the resolution and/or course of conduct shall be determined by Gilead.

(e) Meetings

(i) The Research Committee shall meet at least once each Calendar Quarter in accordance with a schedule established by mutual written agreement of the Parties, with the location for such meetings determined by agreement of the Parties.

(ii) Either Party may call for non-scheduled meetings of the Research Committee for good cause, which shall occur at mutually agreeable times.

(iii) The Research Committee upon mutual agreement may meet by means of teleconference, videoconference or other similar communications equipment.

(iv) No Research Committee meeting may be conducted unless at least two (2) representatives of each Party are participating.

(v) Each Party shall bear its own expenses related to the attendance at Research Committee meetings.

(f) Records. The Research Committee chair, or his/her designee, shall have responsibility for preparing minutes of each Research Committee meeting. Such minutes shall provide a description, in reasonable detail, of the Research Program progress to date, updates to the Budget, the discussions at the meeting, a list of any actions or determination approved by the Research Committee and any disagreements not resolved by the Research Committee. Such minutes shall be circulated to all members of the Research Committee within thirty (30) days following the Research Committee meeting.

2.2 Research Plan

(a) Content

(i) The Parties shall, within sixty (60) days of the Effective Date, agree on a plan (“Research Plan”), which shall be consistent with the Initial Research Plan attached as Exhibit 2.2 hereto.

(ii) The Research Plan will describe the Research Program. Such description shall include, among other things: project milestones; timelines; the tasks to be conducted by the Parties; responsibilities of the Parties, the resources to be made available by each Party during the Research Program Term, the number of Achillion FTEs to be utilized (which shall include [**] FTEs during the Research Program Term to work on the Back-up Program); the number of Gilead FTEs to be utilized; the Budget; matters relating to clinical and pre-clinical development, regulatory filings and manufacturing; and such other matters as the Research Committee considers appropriate.

(iii) In the event of any conflict between the Research Plan and this Agreement, this Agreement shall prevail.

(iv) The Research Plan will provide that the Parties will pursue Development of one Compound at any time as a lead Compound (a “Lead Compound”), and will specify those activities to be included in the Proof of Concept Program.

(v) The Research Plan will provide for Development of one or more Back-up Compounds, and will specify those activities to be included in the Back-up Program.

(1) Back-up Compounds may be Developed by both Parties pursuant to the Back-up Program as specified by the Research Plan, by Achillion pursuant to Section 2.4(d), or by Gilead outside the Research Program, subject to the limitations of Section 2.4(d)(iv).

(2) The Research Committee may amend the Research Plan to provide for reduction or termination of further development of the Lead Compound in favor of one or more Back-up Compounds. Any election by the Research Committee to reduce or terminate further development of the Lead Compound in favor of development of a Back-up Compound shall be made on a commercially reasonable basis. If any Back-up Compound is so selected in favor of the Lead Compound, such Back-up Compound shall be designated by the Research Committee as the Lead Compound for purposes of this Agreement.

(b) Amendment. The Research Plan may be amended from time to time by the Research Committee. Notwithstanding anything in this Agreement to the contrary, no amendment to the Research Plan that would transfer to Gilead any responsibility or activity previously assigned to Achillion shall be made without Achillion’s consent; provided however, that such consent shall not be required for any such amendment that is necessitated by Achillion’s failure to perform such responsibility or activity in a satisfactory or timely manner.

2.3 Research Program

(a) Conduct of the Program

(i) The Research Program will be conducted by each Party pursuant to and consistent with the Research Plan.

(ii) Subject to the terms and conditions of this Agreement, each Party shall be responsible for managing and controlling their personnel and performing their respective tasks pursuant to the Research Plan.

(iii) Each Party shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations.

(iv) Each Party shall use Commercially Diligent Efforts in the Research Program, including without limitation allocation of sufficient time, effort, equipment and facilities to the Research Program, and shall use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and the Research Plan.

(v) Notwithstanding anything else to the contrary in this Agreement, all activities conducted under the Research Program shall continue only until expiration of the Research Program Term.

(b) Use of Third Parties. Achillion shall be entitled to utilize the services of Third Parties to perform Research Program activities only upon the prior written consent of Gilead (not to be unreasonably withheld) or as specifically set forth in the Research Plan. In the event that either Party utilizes the services of Third Parties to perform Research Program activities, such Party shall obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, to (A) assign ownership of Inventions related to Compounds made in the course of Research Program activities to such Party and (B) maintain confidentiality of any Research Program activities or Information, and any Confidential Information in accordance with Section 7.

(c) Research Program Term. The Research Plan will provide that the term of the Research Program (“Research Program Term”) will expire upon establishment of Proof of Concept in a Compound, unless the Parties otherwise agree in an amendment to the Research Plan, in which case the Research Program Term will expire on the date agreed by the Parties. If Gilead elects to utilize Achillion FTEs to perform additional research pursuant to Section 2.4(d), the Research Program Term will continue until at least the end of the period that Gilead so elects to have Achillion FTEs conduct such activities.

2.4 Costs Incurred for the Research Program

(a) Budget

(i) The Research Plan shall include a budget (“Budget”), which shall specify the amount anticipated to be spent in each calendar year of the Research Program Term, for all research and development activities to be conducted in furtherance of the Research Program, broken into such categories as the Research Committee considers appropriate.

(ii) Any proposed amendment to the Budget may be submitted by either Party to the Research Committee for consideration. The Research Committee shall agree on any amendment to the Budget as an amendment to the Research Plan, in accordance with Section 2.1(d)(ii).

(b) Research Cost Cap. The Parties have agreed on a Research Cost Cap of [**] Dollars ($[**]). The amount of the Research Cost Cap may only be increased or decreased by written agreement of the Parties, signed by the Chief Executive Officer for Achillion and the Executive Vice President for Research and Development for Gilead.

(c) Reimbursement for Research Costs

(i) Fifty Percent (50%) of each Party’s Research Costs incurred between the Effective Date and the date Proof of Concept is established shall be reimbursed by the other Party to the extent allowed, and pursuant to the procedure set forth in, this Section 2.4(c).

(ii) Within [**] following the end of each Calendar Quarter during the Research Program Term, each Party will send a statement of the Research Costs incurred by such Party to the other Party (in such form and manner as the Parties shall agree from time to time); provided, however, that for any calendar year:

(1) Achillion shall not seek or obtain reimbursement for Research Costs that (A) would result in reimbursement to Achillion of a total amount in any calendar year that exceeds [**]% of the Achillion Annual Budget Amount; or (B) would result in total reimbursement for all Research Costs that would exceed the Research Cost Cap; and

(2) Gilead shall not seek or obtain reimbursement for Research Costs that (A) would result in reimbursement to Gilead in any calendar year of a total amount that exceeds [**]% of the Gilead Annual Budget Amount; or (B) would result in total reimbursement for all Research Costs that would exceed the Research Cost Cap.

(iii) The Research Committee shall determine whether the amounts reflected in the Parties’ statements are consistent with this Section 2.4 within [**] after receipt of the statements described in Section 2.4(c)(ii) and determine the net difference (“Net Difference”) between the amounts reflected in such two statements. For purposes of this Section 2.4(c)(iii), the third sentence of Section 2.1(d)(iii) shall not apply.

(iv) Following the determination pursuant to Section 2.4(c)(iii), the Party that incurred the lower Research Costs in such Calendar Quarter shall pay to the other

Party, within [**] of the end of such Calendar Quarter, an amount equal to [**] Percent ([**]%) of the Net Difference for such Calendar Quarter.

(d) Development of Back-up Compounds After Proof of Concept

(i) Within [**] after Proof of Concept is established, Gilead may request that Achillion provide additional research support, for a period of up to [**] after Proof of Concept is established, by conducting research and Development work on Back-up Compounds or in other areas. The Parties will negotiate in good faith the number of Achillion FTEs to be used and the work to be performed, and an extension to the Research Program Term, and will reflect any such agreement in an amendment to the Research Plan.

(ii) If Gilead requests that Achillion provide additional research support pursuant to above clause 2.4(d)(i), Gilead shall reimburse Achillion for one hundred Percent (100%) of the cost of Achillion FTEs requested. Such reimbursement will be at the applicable FTE Rate. Such reimbursement shall be prorated for the number of workdays actually worked by each FTE.

(iii) Within [**] following the end of each Calendar Quarter during which Achillion FTEs performed services pursuant to this Section 2.4(d)(iii), Achillion will send a statement of the amount owed by Gilead, and Gilead shall pay such amounts due within [**] of receipt of such invoice.

(iv) If, after Proof of Concept is established, Gilead wishes to Discover Back-up Compounds, and if the Parties agree that Achillion has the resources and capability to undertake such Discovery, Gilead shall offer to Achillion the opportunity to undertake such activities pursuant to this Section 2.4(d)(iv). If Achillion agrees to undertake such activities, Gilead shall fund not less than [**] Achillion FTEs at the FTE Rate to Discover Back-up Compounds, for a period ending upon the earlier of (1) the conclusion of [**] years after Gilead commences such Discovery activities, or (2) Gilead ceases such Discovery activities on Back-up Compounds.

2.5 Records and Reports

(a) Records. Achillion and Gilead shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, in laboratory notebooks (or equivalent), which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by such Party.

(b) Copies and Inspection of Records. No more frequently than once each calendar year during the Research Program Term and for six (6) months thereafter, each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of the other Party referred to in Section 2.5(a); provided, however, that neither Party shall have the right to review or copy records to the extent that such records contain information that does not relate directly to Compounds, and either Party, in lieu of providing such access to its records, may elect to provide copies of the relevant records to the other Party. The receiving Party shall maintain such records and the information disclosed therein in confidence in accordance with Section 7.

3.	DEVELOPMENT

3.1 Development Committee

(a) Formation and Duration. No later than ten (10) days after Proof of Concept is established, Achillion and Gilead shall establish the Development Committee (“Development Committee”). Except to the extent otherwise provided by mutual written agreement of the Parties, the Development Committee shall disband at the end of the Development Program Term.

(b) Activities of the Development Committee. The Development Committee will act in an advisory capacity to Gilead and, in such capacity, will review and comment on the Development Plan and monitor, evaluate, discuss and comment on the Development Plan and the progress reports provided by Gilead pursuant to Section 3.1(d)(ii).

(c) Attendance

(i) Gilead shall designate three (3) named representatives of Gilead and Achillion shall designate three (3) named representatives of Achillion. Each Party shall appoint its respective representatives to the Development Committee and, from time to time, may substitute one or more of its representatives.

(ii) Additional representatives or consultants of a Party may from time to time, with the consent of the other Party (with such consent not to be unreasonably withheld) attend Development Committee meetings, subject to such representative’s and/or consultant’s written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Section 7.

(iii) The Development Committee may establish such working groups or sub-committees as it may choose from time to time to accomplish its purposes.

(d) Meetings

(i) The Development Committee shall meet at least once each Calendar Quarter in accordance with a schedule established by mutual written agreement of the Parties, with the location for such meetings determined by agreement of the Parties.

(ii) Prior to each meeting, Gilead shall provide written progress reports to the Development Committee, describing Gilead’s Development activities and progress attained during the prior Calendar Quarter.

(iii) Either Party may call for non-scheduled meetings of the Development Committee for good cause, which shall occur at mutually agreeable times.

(iv) The Development Committee upon mutual agreement may meet by means of teleconference, videoconference or other similar communications equipment.

(v) No Development Committee meeting may be conducted unless at least two (2) representatives of each Party are participating.

(vi) Each Party shall bear its own expenses related to the attendance at Development Committee meetings.

(e) Records. The Development Committee chair, or his/her designee, shall have responsibility for preparing minutes of each Development Committee meeting. Such minutes shall provide a description of the discussions at the meeting, a list of any actions or determinations approved by the Development Committee and any disagreements not resolved by the Development Committee. Such minutes shall be circulated to all members of the Development Committee within thirty (30) days following the Development Committee meeting.

3.2 Development Plan. Gilead shall, within [**] after Proof of Concept is established, draft a development plan (“Development Plan”) and deliver the Development Plan to the Development Committee. The Development Plan shall describe Gilead’s planned Development activities. The Development Plan shall at all times include a designation of [**].

3.3 Clinical Development. After Proof of Concept is established, Gilead and its Related Gilead Parties shall be solely responsible, at its sole expense, for all clinical Development of Licensed Products worldwide, including the conduct of any clinical Development of Licensed Products.

3.4 Regulatory

(a) Filings. Between the Effective Date and the date Proof of Concept is established, Achillion shall be responsible for and shall file and own all Drug Approval Applications. Upon establishment of Proof of Concept, Gilead shall become responsible for, and Achillion will transfer to Gilead, all Drug Approval Applications, and thereafter Gilead shall file and own all Drug Approval Applications and shall be responsible for all communications with Regulatory Authorities in relation thereto (to the extent permitted by law).

(i) Prior to establishment of Proof of Concept, Gilead and Achillion will collaborate to facilitate regulatory activities. In furtherance of that goal, Achillion shall promptly forward to Gilead copies of all Drug Approval Applications and communications with and decisions of Regulatory Authorities. Gilead shall have the right to review, comment upon and participate in any decision made with respect to a Drug Approval Application, and will be given notice of any in-person or telephonic meetings with Regulatory Authorities sufficient to permit Gilead’s participation in such meetings. Within ten (10) days of the Effective Date, Achillion shall provide Gilead with copies of any documents and communications described in this Section 3.4(a)(i) then in Achillion’s possession, and shall provide Gilead with any additional relevant information or assistance that Gilead reasonably requests.

(ii) The Parties shall, as soon as practicable after Proof of Concept is established, cooperate to transfer and provide copies of (to the extent that they are not then in Gilead’s possession) all Drug Approval Applications, Information, data, protocols, clinical study reports and Know-How that is reasonably required for Gilead to obtain Regulatory Approval for any Licensed Product. Further, Gilead shall keep Achillion reasonably apprised of the progress of all Drug Approval Applications through the progress reports presented to the Development Committee, and will provide Achillion copies of all reasonably requested regulatory filings within a reasonable time after their submission to the relevant Regulatory Authority.

(b) Labeling. To the extent permitted by law and Regulatory Authorities, Gilead shall identify Achillion as the licensor of each Licensed Product on the packaging and labeling for such Licensed Product in each country of the Territory in a manner approved in advance in writing by Achillion, such consent not to be unreasonably withheld.

3.5 Diligence. Gilead shall use reasonably diligent efforts to Develop at least one Licensed Product in the HCV Field in each Major Market. Solely for purposes of this Section 3.5, “reasonably diligent efforts” means those efforts that are consistent with the usual practice that a pharmaceutical company would reasonably undertake in pursuing the Development of a licensed product with a comparable potential market, risk, and revenues, assuming that such pharmaceutical company intends to bring such licensed product to market in the HCV Field [**].

4.	COMMERCIALIZATION

4.1 Manufacturing. As soon as practicable, and in any event within sixty (60) days of the Effective Date, Achillion shall transfer to Gilead all material information relating to the manufacture of Compounds or Licensed Products, including but not limited to data, Information and Achillion Know-How that is reasonably required or related to the manufacturing of Compounds or Licensed Products, manufacturing specifications, raw materials, intermediates, API, and clinical supplies; provided, however, that Achillion may retain any materials, information or data that is reasonably required or necessary for Achillion to conduct Development pursuant to the Research Program or otherwise pursuant to this Agreement, to conduct development outside of the scope of this Agreement to the extent permitted by this Agreement, or to fulfill its existing obligations to Third Parties to the extent permitted by this Agreement. Gilead shall thereafter be responsible for the chemistry, manufacturing and control (“CMC”) of Compounds, clinical supplies and Licensed Products, and Achillion shall cooperate fully with Gilead and will provide Gilead with any information, materials reasonably available or assistance that Gilead reasonably requests.

4.2 Commercial and Product Support Activities

(a) Gilead Activities. Except as provided in Section 4.2(b), Gilead and its Related Gilead Parties shall be solely responsible, at its expense, for marketing and commercialization of one or more Licensed Products.

(b) Achillion Activities

(i) Achillion may make a one-time election to have field-based personnel (“Field-Based Personnel”) support Gilead’s commercial activities in the United States relating to Licensed Products to the extent and pursuant to the procedures set forth in this Section 4.2(b). The Parties will agree on the number of Field-Based Personnel that will support such activities and the duration of their period of service; provided that the number of such Field

Based Personnel shall be up to [**] individuals at any given time, or such greater number as the Parties mutually agree, and Field-Based Personnel shall serve, if Achillion so elects, for a period lasting up to [**]. Such Field Based Personnel (A) may be full- or part-time employees and (B) may be either (I) [**] assigned to work with physicians and other professionals [**] or (II) [**].

(ii) Gilead shall provide Achillion with a written notice, at any time after commencement of a Phase 3 Clinical Trial and no less than [**] before the filing of an NDA, to the effect that it intends to file such an NDA. Within [**] following receipt of such notice, Achillion shall provide Gilead with a written notice (A) indicating that it wishes to designate Field-Based Personnel to support Gilead’s commercial activities relating to Licensed Products; and (B) describing in reasonable detail the number and type of Field-Based Personnel it wishes to nominate to support Gilead.

(iii) As soon as practicable after receiving notice from Achillion pursuant to Section 4.2(b)(ii), the Parties shall meet and negotiate in good faith the identity of the Field-Based Personnel and the manner of their participation, taking into consideration the extent to which they have specialized knowledge or expertise related to the specific activity proposed to be conducted; whether they operate in geographic areas where Achillion has market presence or proximity; and the extent to which they are qualified by appropriate experience and qualifications to perform the work assigned to such Field-Based Personnel in a capable and professional manner.

(iv) All Field-Based Personnel shall operate under the supervision and control of Gilead’s Medical Affairs or National Accounts Divisions. Gilead may assign Field-Based Personnel to operate in any region of the United States it deems appropriate. All Field-Based Personnel shall comply with Gilead’s internal rules and regulations, including Promotional Guidelines, and shall be trained by Gilead at Gilead’s expense.

(v) Gilead shall have the right to remove any Field-Based Personnel designated by Achillion from their position for failures of performance or if Gilead reasonably determines such Field-Based Personnel have not complied with Gilead’s internal rules and regulations, including Gilead’s Promotional Guidelines. If Achillion elects for any reason to reduce the number of Field Based Personnel utilized pursuant to this Section 4.2(b), Achillion shall give Gilead not less than [**] prior written notice.

(c) Cooperation and Interaction

(i) Gilead will supply Achillion with a copy of its plan for commercializing a Licensed Product and will present and discuss such plan with Achillion. Senior management of Achillion shall be invited to attend such portions of conferences and meetings that pertain to the commercialization of Licensed Products.

(ii) Relevant Achillion Field-Based Personnel shall receive similar information and attend and participate at a similar level to equivalent Gilead personnel, including but not limited to formal training, remote training, core skills training (including updates on medical practice, regulatory guidelines and presentation skills), national conferences, regional meetings, educational events, speaker’s bureaus, regional consultants meetings, medical conferences (including pre-conference briefing and booth staffing) and Phase 3b/4 program meetings.

(iii) Subject to Section 4.2(b)(iv), the Parties agree to consult with each other in good faith from time to time as necessary or appropriate as to matters that arise in connection with the use of Field-Based Personnel pursuant to this Section 4.2(b). Such consultations may cover matters such as the deployment, management and removal of Field-Based Personnel. Each Party shall each designate a principal contact for the purpose of conducting any such consultations.

4.3 Achillion’s Costs. All costs associated with any activities undertaken by Achillion pursuant to Section 4.2, including salary, benefits and travel of Field-Based Personnel designated pursuant to Section 4.2(b)(ii) and (iii), shall be borne solely by Achillion, except as otherwise expressly provided in Section 4.2(b)(iv).

4.4 Diligence. Gilead shall, itself and/or through Related Gilead Parties, at its own expense, use Commercially Diligent Efforts to commercialize and market at least one Licensed Product in the HCV Field in each Major Market.

5.	LICENSES AND COVENANTS

5.1 License Grants to Gilead. Subject to the terms of this Agreement, Achillion hereby grants to Gilead an exclusive (even as to Achillion except to the extent provided below), royalty-bearing (as set forth in Section 6.5) license, with the right to sublicense subject to Section 5.3(d), under Achillion Technology to Develop, make, have made, use, sell, have sold, offer for sale and import Compounds and Licensed Products in the Field in the Territory; provided, however, that Achillion retains such rights under Achillion Technology as are necessary to perform its obligations under the Research Plan.

5.2 License Grant to Achillion. Subject to the terms and conditions of this Agreement, Gilead hereby grants to Achillion a non-exclusive, royalty-free license, without the right to sublicense, under Gilead Technology solely to perform Achillion’s obligations to conduct the Research Program.

5.3 Negative Covenants

(a) No Use of Achillion Technology. For a period beginning on the Effective Date and ending upon the expiration of the last to expire Royalty Term, Achillion shall not Develop or use Achillion Technology for Compounds, or permit any Third Party to conduct any such activities with respect to Achillion Technology for Compounds, except as expressly provided in this Agreement.

(b) No Research. Except as otherwise expressly provided in this Agreement, for a period beginning on the Effective Date and ending upon the expiration of the last to expire Royalty Term, Achillion shall not: (1) on its own behalf or for any Third Party conduct any

Development or commercialization of any Compound; nor (2) grant to any Third Party any license or other right to conduct any research, Development or commercialization of any Compound, unless Gilead consents pursuant to this Agreement.

(c) No Implied Licenses. No right or license under any Patents or Information of either Party is granted or shall be granted by implication or estoppel. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

(d) Major Market Sublicenses. Gilead shall not grant any sublicense for commercialization rights to any Achillion Technology to any Third Party in a Major Market in any arrangement except where (a) Gilead would continue to actively participate in such commercialization; and (b) such arrangement involves [**]. Notwithstanding the foregoing, Gilead shall have the right to grant a Third Party the right to use and sell Licensed Product in the Field in Japan.

5.4 Right of Discussion as to New HCV Compounds. Prior to executing any agreement under which Achillion or an affiliate controlled by Achillion would grant a Third Party a license or similar right to Develop or commercialize any New HCV Compound in the Territory, Achillion shall so notify Gilead in writing. Upon receipt of such notice, Gilead shall have [**] to present and discuss with the senior executive officers of Achillion its capabilities to participate in such Development or commercialization of such New HCV Compound. Unless otherwise agreed by the Parties in writing prior to the expiration of such [**] period, Achillion or its affiliate shall thereafter be free to enter into an agreement with any Third Party for the Development or commercialization of such New HCV Compound with no further obligation to Gilead. Gilead’s rights under this Section 5.4 shall expire on the earlier of (a) the [**] anniversary of the first Regulatory Approval of a Licensed Product; or (b) the date Achillion experiences a Change of Corporate Control.

5.5 Offsetting IP. Not less than [**] prior to entering into any agreement providing for payment of Third Party Royalties that Gilead proposes qualify as a payment for Offsetting IP, Gilead shall send Achillion a written notice describing in reasonable detail the terms of the agreement and reasons for entering into such agreement The Parties shall meet and discuss Achillion’s consent to having such Third Party Royalties included as payment for Offsetting IP, and therefore eligible for offset pursuant to Section 6.6(a), to the extent such consent is required. Achillion shall provide written notice to Gilead as to whether it so consents (if required), within [**] of such notice.

5.6 Agreements with Related Gilead Parties. Gilead shall not, without the prior written consent of Achillion, enter into any agreement for [**] with any Related Gilead Party that provides for [**] by such Related Gilead Party to Gilead [**], other than Related Gilead Party Royalties.

5.7 Combination Products. If Gilead intends to sell a Combination Product in any country in the Territory where the Compound contained in the Licensed Product is not sold separately in such country, the Parties will discuss in good faith an appropriate methodology for determining the basis of calculating the Net Sales of such Licensed Product in such country based on the relative contribution of the Compound to the price of the Combination Product.

6.	COMPENSATION

6.1 Up-front Payment. Gilead shall make a one-time, non-refundable, non-creditable payment to Achillion of Five Million U.S. Dollars ($5,000,000) within thirty (30) calendar days of the Effective Date.

6.2 Purchase of Achillion Stock. Pursuant to the Stock Purchase Agreement dated the Effective Date, attached hereto as Exhibit 6.2A, Gilead shall purchase and Achillion shall sell to Gilead Five Million Dollars ($5,000,000) of Achillion Series C-l Preferred Stock at a price of U.S. $2.1735 Dollars per share. At the same time, Gilead and Achillion shall also enter into the Investor Rights Agreement attached as Exhibit 6.2B, and the Second Amended and Restated Stockholders’ Agreement, Exhibit 6.2C, each dated as of the Effective Date.

6.3 Research Cost Reimbursement. Each Party will reimburse the other Party for its work in furtherance of the Research Program to the extent and at the times provided in Section 2.

6.4 Milestone Payments

(a) Notices of Milestone. The Party responsible for achieving the Development and commercialization milestones described in this Section 6.4 shall, promptly after achieving each such milestone (but no later than [**] after such achievement), send a notice (which shall include any supporting information reasonably appropriate) to the other Party to such effect.

(b) Payment. Gilead will pay to Achillion the milestone payments set forth in this Section 6.4 on the same date that the notice described in Section 6.4(a) is sent; provided, however, that such notice relates to the first achievement of the corresponding milestone, or such milestone is otherwise eligible for payment as provided in this Section 6.4. Such milestone payments shall be nonrefundable.

(c) Lead Compound Events Triggering Obligation. Except as provided in Section 6.4(e), for any Licensed Product or Lead Compound that is at the time of the applicable event a Lead Compound, the milestone events for such Licensed Product shall consist of the following:

Milestone Event	Milestone Payment Amount
1. The filing of [**]	$[**]

2. The first [**]	$[**]

3. The first [**]	$[**]

4. Submission [**]	$[**]

5. Submission [**]	$[**]

6. The first Regulatory Approval of a Compound in the USA	$[**]

7. The first [**]	$[**]

8. The first [**]	$[**]

9. Achievement [**]	$[**]

10. Achievement [**]	$[**]

(d) Back-up Compound Milestone Events Triggering Payment Obligation. Except as provided in Section 6.4(e), any Back-up Compound shall be eligible for milestone payments pursuant to this Section 6.4(d) if, at the time of the applicable event, it is a Back-up Compound. The milestone events for such Back-up Compound shall consist of those established in Section 6.4(c) with respect to Licensed Products comprising Lead Compounds, except that the amount owed for each milestone shall be [**] Percent ([**]%) of the amount shown in Section 6.4(c).

(e) Rules Regarding Multiple Milestone Payments. Notwithstanding anything in this Section 6.4 to the contrary, the following rules shall apply to the payment of milestone events.

(i) No milestone payment shall be payable more than once for any Licensed Product comprising a Lead Compound, no matter how many times achieved with respect to one or more Licensed Products.

(ii) Milestone payments may be paid more than once for one or more any Licensed Product(s) comprising a Back-up Compound.

(iii) If a Back-up Compound becomes a Lead Compound, such Lead Compound and any Licensed Product comprising such Lead Compound shall become eligible for milestone payments under Section 6.4(c) only to the extent that any such milestone has not previously been paid for any Lead Compound or Licensed Product comprising a Lead Compound.

(f) Non-Royalty Consideration Paid by Related Gilead Parties. Gilead shall pay Achillion, within [**] of receipt by Gilead, an amount equal to [**] Percent ([**]%) of any up-front, milestone and related payments paid by Related Gilead Parties for sublicenses of rights granted pursuant to Section 5.1; provided, however, that such milestone and related payments shall not include Related Gilead Party Royalties.

6.5 Royalties

(a) Royalties for Sales by Gilead. During the applicable Royalty Term in each country in the Territory, Gilead will pay Achillion, no later than [**] following the end of the preceding Calendar Quarter, a royalty payment on worldwide Net Sales of Licensed Product sold by Gilead and its Affiliates (but not Net Sales by Related Gilead Parties) in such country (the “Royalty”), subject to adjustment in accordance with Sections 6.6:

(i) [**] percent ([**]%) on such worldwide Net Sales that are less than or equal to $[**] in a given calendar year;

(ii) [**] percent ([**]%) on such worldwide Net Sales that are greater than $[**] and less than or equal to $[**] million in a given calendar year;

(iii) [**] percent ([**]%) on such worldwide Net Sales that are greater than $[**] Million in a given calendar year.

(b) Royalties for Sales by Related Gilead Parties. During the applicable Royalty Term in each country in the Territory, Gilead will pay Achillion, no later than [**] following the end of the preceding Calendar Quarter, a royalty payment on Net Sales of Licensed Product sold by Related Gilead Parties in such country (“Sublicense Royalty”), subject to adjustment in accordance with Section 6.6, of [**] percent ([**]%) on Net Sales by Related Gilead Parties.

(c) Royalties for Sublicense in the United States and European Market. In the event that Gilead grants a sublicense for commercialization rights to any Achillion Technology to any Third Party in the United States of America or the European Market pursuant to Section 5.3(d), for purposes of the definition of “Net Sales” and for calculating royalties under this Section 6.5, sales of Licensed Product by the sublicensee for such rights, or through such arrangement, shall be deemed to be sales by Gilead.

(d) Example. By way of example, if, in a given year, worldwide Net Sales of Licensed Product by Gilead and its Affiliates equal $[**], and worldwide Net Sales of Licensed Product by Related Gilead Parties equal $[**] (worldwide Net Sales, including Net Sales by Related Gilead Parties, thus are $[**]), then the royalty owed to Achillion shall equal $[**], calculated in the following manner:

Amount of Net Sales	Royalty Rate	Royalty Payment
Gilead Net Sales of first $[**]	[**]	$[**] Million

Gilead Net Sales greater than $[**] and less than or equal to $[**] (e.g., $[**])	[**]	$[**]

Gilead Net Sales greater than $[**] (.e.g., $[**])	[**]	$[**]

Related Gilead Party Net Sales (e.g., $[**])	[**]	$[**]

Total Royalty		$[**]

6.6 Adjustments

(a) Third Party Royalties. The royalty payments required to be paid on any given date pursuant to Section 6.5 shall be subject to an offsetting reduction on such date by Gilead in an amount equal to [**] Percent ([**]%) of the amount of Third Party Royalties that are paid to secure Offsetting IP; provided however, that:

(i) such offset may be made only to the extent such Third Party Royalties have not previously been subject to offset pursuant to this Section 6.6(a), and/or have not otherwise been subject to reimbursement pursuant to Section 6.6(c); and

(ii) no offset made by Gilead on such date pursuant to this Section 6.6(a) shall exceed an amount equal to [**] Percent ([**]%) of the amount otherwise due pursuant to Section 6.5 on such date.

Any amount that has not been offset on such date because of Section 6.6(a) shall be eligible for offset against the next succeeding royalty payment or payments due for such Licensed Product. If such deferred offset is again limited by Section 6.6(a), the deferred amount shall be subject to offset against future royalty payments for such Licensed Product successively until a total of [**] Percent ([**]%) of all Third Party Royalties made in respect of such Licensed Product have been offset against royalty payments paid by Gilead for such Licensed Product.

(b) Limitation on Royalties Due for Sales by Related Gilead Parties. Notwithstanding anything else in this Agreement to the contrary, including Section 6.6(a)(ii), the Sublicense Royalty in any Calendar Quarter paid pursuant to Section 6.5(b) with respect to a particular Related Gilead Party shall not, taken with all other royalty payments previously made by Gilead in respect of Net Sales by such Related Gilead Party, exceed [**] Percent ([**]%) of the difference between (i) and (ii) below:

(i) the Related Gilead Party Royalties paid, during such Calendar Quarter, to Gilead by such Related Gilead Party;

(ii) any other deductions or offsets pursuant to Section 6.6(a) applicable to the sale of such Licensed Products by such Related Gilead Party.

(c) Reimbursement by Achillion for Third Party Royalties

(i) If, prior to the First Commercial Sale of a Licensed Product, Gilead pays Third Party Royalties in respect of Compound, Achillion shall reimburse Gilead for

[**] Percent ([**]%) of any such Third Party Royalty so paid for Offsetting IP identified by the Parties as of the Effective Date, within [**] of receipt by Achillion of an invoice from Gilead.

(ii) If, after the First Commercial Sale of a Licensed Product, Gilead or any Related Gilead Party pays Third Party Royalties in respect of Compound, Gilead shall be permitted to offset its royalty payments for such Licensed Product pursuant to Section 6.5 to the extent and as provided in Section 6.6(a).

(d) Third Party Infringement Losses. For purposes of this Section 6.6, Third Party Infringement Losses arising from infringement of Third Party Patents that claim or are directed to the research, Development, manufacture, use, sale, offer for sale or importation of Compounds, or misappropriation of Third Party trade secrets directed to the research, Development, manufacture, use, sale, offer for sale or importation of Compounds, shall be included with and be treated in the same manner as Third Party Royalties that are paid to secure Offsetting IP.

6.7 Payment; Report. Following the First Commercial Sale of a Licensed Product, Gilead shall furnish to Achillion, within [**] following the end of each Calendar Quarter, a written report for such Calendar Quarter showing, for each Licensed Product, on a country-by-country basis, (A) the total amount invoiced by Gilead or its Related Gilead Parties for sales to a Third Party (whether an end-user, wholesaler or otherwise) in the Territory; (B) total Net Sales; (C) the calculation of the amount of any applicable offsets or limitations pursuant to Section 6.6; and (D) the calculation of royalties due. Gilead shall keep complete and accurate records in sufficient detail to enable the Royalties payable hereunder to be determined.

6.8 Exchange Rate; Manner and Place of Payment

(a) Payments. Unless otherwise specified in writing by Achillion, all payments to be made by Gilead to Achillion under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds from a bank account in the United States selected by Gilead to a bank account in the United States designated in writing by Achillion from time to time.

(b) Sales Outside the United States. With respect to sales outside the United States, royalty amounts owed shall first be calculated in the currency of sale, and then such amounts shall be converted into U.S. Dollars based on applicable currency exchange rates (as provided in Section 6.8(c)), and such Dollar amount of the royalties shall be paid to Achillion.

(c) Exchange Rate. The conversion of non-U.S. dollar sales into U.S. dollar sales shall be calculated in accordance with Gilead’s then current foreign exchange conversion methodology for external financial reporting to the Securities and Exchange Commission.

(d) Blocked Conversion. In any country where conversion of the local currency is blocked and such currency cannot be removed from the country, Gilead will pay Achillion in local currency by deposit in a local bank account designated by Achillion.

6.9 Records and Audit

(a) Records. Gilead shall maintain, and shall require its Affiliates, Related Gilead Parties and other sublicensees to maintain, complete and accurate books and records in connection with the sale of Licensed Products hereunder, as necessary to allow the accurate calculation of the royalties due to Achillion hereunder.

(b) Audit. Upon Achillion’s written notice to Gilead with reasonable advance notice and not more than once in each calendar year, Gilead shall permit external accountants selected by Achillion and reasonably acceptable to Gilead, at Achillion’ expense (except as set forth in Section 6.9(c)), to have access during normal business hours to such of the records of Gilead and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than three (3) years prior to the date of such request. Gilead shall also provide the accountants such documentation relating to sales by Related Gilead Parties and other sublicensees as are reasonably necessary to verify the accuracy of such royalty reports. The form of the report prepared by auditors shall be agreed upon prior to commencing the audit and in such report the accountants shall disclose to Achillion only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Achillion. Gilead shall be entitled to one (1) copy of all final reports and analyses resulting from the audit concurrently to such report being issued to Achillion by such accountant In no event shall the accountants include any data in such reports considered confidential or proprietary by Gilead.

(c) Discrepancies. Except as otherwise provided in this Section 6.9(c), if such accountants identify a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date of receiving such accountant’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 6.10. The Party required to pay the discrepancy may challenge the results of such accountants’ report by providing notice within fifteen (15) days to the other Party. The Parties will then mutually agree to designate an accountant to verify the accuracy of the initial report. The fees charged by such accountants shall be paid by Achillion; provided, that if the audit uncovers an underpayment of royalties by Gilead in an amount that exceeds five percent (5%) of the total royalties owed, then the reasonable fees of such accountants shall be paid by Gilead.

(d) Confidentiality. Achillion shall treat all financial information subject to review under this Section 6.9 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause the accountants selected by it to enter into an acceptable confidentiality agreement with Gilead obligating such accountants to retain all such information in confidence pursuant to such confidentiality agreement.

6.10 Late Payments. Any amounts not paid when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Achillion has collected immediately available funds in an account designated by Achillion at an annual rate equal to the sum of two percent (2%) plus the annual prime rate of interest quoted in the Money Rates section of the West Coast edition of the Wall Street Journal calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

6.11 Taxes. If laws, rules or regulations require withholding of income taxes, VAT, royalty withholding taxes, or other taxes imposed upon payments to Achillion set forth in this Section 6, Gilead shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Section 6. Gilead shall submit appropriate proof of payment of the withholding taxes to Achillion within a reasonable period of time following such payment. Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, refunds of, or credits for, any such applicable withholding taxes, upon the other Party’s written request.

6.12 Right of First Refusal for Sale of Royalty Rights

(a) Notice of Sale of Royalty Rights. If at any time Achillion desires to sell, assign or transfer to a Third Party, pursuant to a bona fide offer received from such Third Party, the rights to receive payment owed by Gilead to Achillion under this Section 6 (“Royalty Rights”), Achillion shall send a written notice to Gilead (“Offer Notice”) not less than [**] prior to consummating any such transaction. The Offer Notice shall describe in reasonable detail the terms and conditions of the offer and all other material information, including the identity of the Third Party.

(b) Gilead Right to Match Offer. Gilead shall have [**] after receipt of the Offer Notice in which to elect to acquire, for itself, the Royalty Rights, on terms no less favorable than those described in the Offer Notice. If Gilead makes such an election, Gilead shall consummate any such transaction within [**] of sending its election to Achillion.

(c) Waiver of Gilead Rights. If Gilead does not make a timely election within [**] to acquire the Royalty Rights, then Achillion shall be permitted, within [**] of the date of the Offer Notice, to consummate the transaction that was the subject of the Offer Notice with such Third Party, on terms no less favorable to Achillion than those contained in the Offer Notice. If Achillion timely consummates such a transaction, Gilead’s rights contained in this Section 6.12 shall terminate and shall be of no further force or effect. If Achillion does not timely consummate such a transaction with such Third Party on terms at least as favorable as those were contained in the Offer Notice, Gilead’s rights contained in this Section 6.12 shall remain in effect.

7.	CONFIDENTIAL INFORMATION

7.1 Nondisclosure Obligation

(a) Confidential Information. All Information disclosed by one Party to the other Party hereunder (“Confidential Information”) shall be maintained in confidence by the receiving Party and shall not be disclosed to any non-Party or used for any purpose except to exercise its rights and perform its obligations under this Agreement without the prior written consent of the disclosing Party, except to the extent that the receiving Party can demonstrate by competent written evidence that such Information:

(i) is known by the receiving Party at the time of its receipt and, not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii) is in the public domain other than as a result of any breach of this Agreement by the receiving Party;

(iii) is subsequently disclosed to the receiving Party on a non-confidential basis by a Third Party who may lawfully do so; or

(iv) is independently discovered or developed by the receiving Party without the use of Confidential Information provided by the disclosing Party, as documented by the receiving Party’s business records.

(b) Return of Confidential Information Upon Expiration or Termination of Agreement. Within thirty (30) days after any expiration or termination of this Agreement, each party shall destroy (and certify to the other Party such destruction) or return all Confidential Information provided by the other Party except as otherwise set forth in this Agreement, and except that each Party may retain a single copy of the Confidential Information in its confidential legal files for the sole purpose of ascertaining its ongoing rights and responsibilities regarding the Confidential Information.

7.2 Permitted Disclosures

(a) Permitted Disclosure. Each Party may disclose Confidential Information provided by the other Party to the extent such disclosure is reasonably necessary in the following instances:

(i) disclosure to governmental or other regulatory agencies in order to obtain Patents on Achillion Technology or to gain or maintain approval to conduct clinical trials or to market Licensed Product (in each case to the extent permitted by this Agreement), but such disclosure may be only to the extent reasonably necessary to obtain Patents or authorizations;

(ii) complying with applicable court orders or governmental regulations, including without limitation rules or regulations of the Securities and Exchange Commission, or by rules of the National Association of Securities Dealers, any securities exchange or NASDAQ; provided, however, that the receiving Party shall first have given notice to the other Party hereto in order to allow such Party the opportunity to seek confidential treatment of the Confidential Information;

(iii) disclosure by Gilead to Related Gilead Parties or distributors for the sole purpose of conducting Development and/or commercialization of Compounds and Licensed Products in accordance with the terms and conditions of this Agreement on the condition that such Related Gilead Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; provided the term of confidentiality for such Related Gilead Parties shall be no less than five (5) years; or

(iv) disclosure to consultants, agents or other Third Parties solely to the extent required to accomplish the purposes of this Agreement or in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, in each case on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement or for the purposes of such financing; provided the term of confidentiality for such Third Parties shall be no less than three (3) years.

(b) Written Agreements. Each Party shall obtain written agreements from each of its employees and consultants who perform work on the Research Program, which agreements shall obligate such persons to similar obligations of confidentiality and to assign to such Party all inventions made by such persons during the course of performing the Research Program. Each Party will notify the other Party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

(c) Required Disclosure. If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of Section 7.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 7, and the Party disclosing Information pursuant to law or court order shall take all reasonable steps necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

7.3 Publication. If a Party, its employees or consultants wishes to make a written publication or oral presentation related to a Compound, that Party shall deliver to the non-publishing Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The non-publishing Party shall have the right to review and propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the non-publishing Party requests modifications to the publication or presentation, the Party wishing to make such written publication or oral presentation shall edit such publication or presentation to prevent disclosure of trade secret or proprietary business information of the non-publishing Party prior to submission of the publication or presentation.

7.4 Publicity/Use of Names

(a) General. Each Party agrees to use reasonable efforts in press releases, web pages, or other public documents issued by a Party which mention a Compound Licensed Product to generally credit the other Party as licensor of licensee, as applicable. Either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

(b) Trademarks. Except as set forth in Section 7.4(a), or as expressly permitted by this Agreement, neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(c) Allowed Disclosure. A draft press release announcing the execution of this Agreement is attached to this Agreement as Exhibit 7.4. The Parties acknowledge that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder.

(i) Gilead may issue such press releases or otherwise make such public statements or disclosures as it considers appropriate, provided that it does not disclose any Confidential Information of Achillion. Until the expiration of the Development Program Term, prior to making any disclosure under this Section 7.4(c)(i) Gilead shall provide Achillion with not less than 48 hours to review and comment on any such press releases, statements or disclosures, except to the extent that doing so is not feasible within the timeframe required for compliance with any laws, regulations or market disclosure requirements.

(ii) Achillion agrees to consult with Gilead reasonably and in good faith with respect to the text and timing of such press releases or public disclosures prior to the issuance thereof. Notwithstanding the foregoing, Achillion may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure; provided, however, that (A) Achillion does not disclose any Confidential Information of Gilead; and (B) Achillion shall first provide Gilead with not less than 48 hours to review and comment on any such press releases, statements or disclosures, except to the extent that doing so is not feasible within the timeframe required for compliance with such laws, regulations or market disclosure requirements.

(d) Protection of Interests. The Parties will use commercially reasonable efforts to ensure that the content of any oral statement or written disclosure or publication will comply with applicable laws and regulations and will not adversely affect the Parties’ commercial interests.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

(c) No Conflict. It has not entered, and will not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

8.2 Achillion Representations and Warranties. Achillion represents and warrants to Gilead as follows:

(a) Non-infringement of Third Party Rights. As of the Effective Date, it is unaware of any Patents or trade secret rights owned or controlled by a Third Party, that would dominate, or be infringed or misappropriated by the conduct of activities under the Research Program, and has received no written claims relating to any claims of such domination, infringement or misappropriation.

(b) Non-infringement by Third Parties. As of the Effective Date, it is unaware of any activities by Third Parties that would constitute infringement or misappropriation of any Achillion Technology relating to any Compound.

(c) Title. As of the Effective Date, it has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the licenses contained in this Agreement.

8.3 No Other Representations or Warranties. The express representations and warranties stated in this Section 8 are in place of all other representations and warranties, express, implied, or statutory, including without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement or non-misappropriation of Third Party intellectual property rights, title, custom or trade.

9.	OWNERSHIP OF INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

9.1 Inventorship. Each Party shall own any inventions made solely by its employees or agents in their activities hereunder. Inventions hereunder made jointly by employees or agents of both Parties shall be owned jointly by the Parties (“Joint Inventions”). Inventorship shall be determined in accordance with U.S. patent laws. To the extent that the Parties file Patents directed to Joint Inventions (“Joint Patents”), the Parties will negotiate in good faith an amendment to this Agreement that will, for the purposes of this Section 9, treat such Joint Patents as Achillion Patents and will otherwise reasonably address other issues related thereto.

9.2 Patent Procurement

(a) Prosecution

(i) Within ten (10) days after the Effective Date, Achillion shall provide powers of attorney for Achillion Patents to Gilead and Gilead shall be responsible for the prosecution and maintenance of the Achillion Patents on behalf of Achillion. As further described below, Achillion shall have the right to review and comment upon such prosecution by Gilead of the Achillion Patents in the jurisdictions of the Territory.

(ii) Gilead shall be responsible for [**] percent ([**]%) of the Patent Costs and Achillion shall be responsible for [**] percent ([**]%) of the Patent Costs. Prior to the Effective Date, Achillion shall provide a detailed statement of the Patent Costs incurred prior to the Effective Date and Gilead shall reimburse Achillion for [**] percent ([**]%) of such costs within [**] after the Effective Date. Thereafter, a Party seeking reimbursement of Patent Costs shall invoice the other Party on a quarterly basis in arrears, and shall provide copies of receipts and counsel bills supporting such invoice. The other Party shall pay its share of such Patent Costs within [**].

(iii) As used herein, “prosecution” shall mean any procedure or practice before an administrative agency such as the United States Patent and Trademark Office, or an equivalent agency, including but not limited to interferences, reexaminations, reissues, oppositions, and the like.

(iv) Gilead shall furnish Achillion with copies of each communication regarding an Achillion Patent from a patent authority promptly following issuance of such communication. Gilead shall also furnish Achillion with copies of each draft submission regarding an Achillion Patent to a patent authority of any jurisdiction in the Territory no later than [**] prior to the date such submission is proposed to be made, in the state that such submission is reasonably in at such time (which may, for example, be in the form of descriptions of experiments and experimental data that may be used to demonstrate an actual reduction to practice of the relevant invention, which experiment may be ongoing) and will consider reasonably Achillion’s comments thereon. If Achillion does not provide Gilead with reasonably timely comments, Gilead shall be free to proceed with its submission or other contemplated action.

(v) Notwithstanding anything in this Section 9.2 to the contrary, Gilead shall always be entitled to proceed with any submission or other contemplated action if it determines time is of the essence, provided that Gilead makes reasonable efforts to inform Achillion as early as practicable and to consider its comments where applicable.

(vi) Gilead will make reasonable efforts to provide Achillion an update to any draft submission prior to filing to enable Achillion to monitor progress and further comment on the draft, and shall provide Achillion with a copy of each submission to a patent authority of a jurisdiction within the Territory regarding an Achillion Patent reasonably promptly after making such filing.

(vii) If either Party becomes aware of any patents, information or proceeding that relate to Achillion Patents that may adversely impact the validity, title or enforceability of Achillion Patents in the Territory, such Party shall promptly notify the other Party of such patent, information or proceeding.

(b) Abandonment. If Gilead determines to abandon or not maintain any Achillion Patent anywhere in the Territory, then Gilead shall provide Achillion with thirty (30) days prior written notice of such determination and shall provide Achillion with the opportunity to prosecute and maintain such claim or Patent at its sole expense.

(c) Diligence. Gilead shall use Commercially Diligent Efforts to pursue claims in the Achillion Patents in a manner consistent with applicable law in the HCV Field [**]. It is expressly understood by the Parties that this Section 9.2(c) does not obligate Gilead to pursue claims in the Achillion Patents in every country of the Territory.

(d) Patent Counsel. Gilead shall have the right to use outside patent counsel in the prosecution or maintenance of any Achillion Patent at any time during the term of this Agreement; provided, however, that Achillion may object to the retention or continued retention of such counsel if Achillion reasonably believes such retention would be prejudicial to its intellectual property interests (including, without limitation, conflicts of interest, such as if outside counsel prosecutes patents for products similar to the Licensed Product(s) for Third Parties). In all cases, Achillion shall provide cooperation to Gilead or any patent counsel selected by Gilead (and not reasonably objected to by Achillion as provided for in this Section 9.2(d)), including, without limitation, providing references, publications or documents, granting interviews and access to scientists, providing data and laboratory notebooks, and granting interviews with or otherwise providing Achillion employees where necessary for further prosecution of Patents.

(e) Interference, Opposition, Reexamination and Reissue. Gilead shall inform Achillion of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Achillion Patents within thirty (30) days of learning of such event. Achillion shall reasonably cooperate with Gilead with respect to such interference, opposition, or reexamination. Achillion shall have the right to review and consult with Gilead regarding any submission to be made in connection with such proceeding. Gilead shall give Achillion timely notice of any proposed settlement of an interference relating to an Achillion Patent, and shall not enter into such settlement without Achillion’s prior written consent (such consent not to be unreasonably withheld).

9.3 Patent Term Restoration. Gilead shall obtain patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Achillion Patents covering a Licensed Product.

9.4 Infringement by Third Parties

(a) Notice. If either Party learns of any infringement of Achillion Patents, or any misappropriation or misuse of Know-How, of which the other Party is a sole owner, co-owner or licensee, such Party shall promptly notify the other Party of such infringement, misappropriation or misuse.

(b) Gilead’s Right to Bring Suit

(i) Gilead shall have the sole right, but not the obligation, to initiate and prosecute any legal action to enforce its rights in and to any Gilead Technology at its own expense and in the name of Gilead.

(ii) As the exclusive licensee of Achillion Technology, Gilead shall have the first right, but not the obligation, to initiate and prosecute any legal action or defense with respect to any infringement of Achillion Technology by Third Parties at its own expense and, if necessary, to name Achillion as a co-party, or to control if any declaratory judgment action relating thereto, and Gilead shall pay all attorneys fees and costs associated with such action.

(iii) If, within ninety (90) days or ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Gilead fails to take such action, or if Gilead informs Achillion that it elects not to exercise such first right, Achillion (or its designee) thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment and Achillion shall pay all attorneys fees and costs associated with such action.

(c) Cooperation. For any action to terminate any infringement of Achillion Patents, or any misappropriation or misuse of Achillion Know-How or infringement of Gilead Patents, or any misappropriation or misuse of Gilead Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action. In connection with any such action, Gilead and Achillion shall cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

(d) Costs and Awards. Any recovery obtained by either or both Gilead and Achillion in connection with or as a result of any action contemplated by this Section 9.4, whether by settlement or otherwise, shall be shared in order as follows:

(i) The Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action, plus a premium of [**] percent ([**]%) of such costs and expenses;

(ii) The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action, plus a premium of [**] percent ([**]%) of such costs and expenses;

(iii) Any remaining amounts after such reimbursement of the Parties’ costs and expenses shall be awarded to the Party which initiated and prosecuted the action. If such award is obtained by Gilead and such award is in excess of both Parties’ costs, expenses and associated [**] percent ([**]%) premium, the amount of such excess shall be considered Net Sales in the Calendar Quarter it is received for purposes of calculating royalties payable by Gilead in accordance with Section 6.5 if the recovery is for infringement by a product that is competitive to a Licensed Product. Any other or additional recovery obtained by either Party shall be allocated [**] percent ([**]%) to Gilead and [**] percent ([**]%) to Achillion.

(e) Certifications. Each Party shall inform the other Party of any certification regarding any Achillion Patents pertaining to Compounds licensed to Gilead it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5, or any similar provisions in a country other than the United States and Canada, and shall provide the other Party with a copy of such certification within five (5) days of receipt by such Party. Achillion’s and Gilead’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in this Section 9.4.

9.5 Infringement of Third Party Rights

(a) Notice. If any Licensed Product manufactured, used or sold by either Party, its Affiliates, licensees or sublicensees under this Agreement becomes the subject of a Third Party claim, or there is the potential for a claim, of patent infringement relating to the manufacture, use, sale, offer for sale or importation of Licensed Product, the Party first having notice of the claim shall promptly notify the other Party, and the Parties shall promptly meet to consider the claim and the appropriate course of action.

(b) Defense

(i) Gilead shall have the right, but not the obligation, to defend against such claim or initiate any declaratory judgment action relating to a Compound or Licensed Product or bring any such action necessary to protect its interest in such Compound or Licensed Product, at its own expense, and Achillion shall have the right to participate in any such suit, at its own expense. The Parties shall reasonably cooperate with respect to the defense of the claim, including if required to conduct such defense, furnishing a power of attorney.

(ii) If, within ninety (90) days of receiving the notice provided for in Section 9.5(a), or ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of a claim or response in such actions, whichever comes first, Gilead fails to take such action, or if Gilead informs Achillion that it elects not to exercise such first right, Achillion (or its designee) thereafter shall have the right to defend against such claim or initiate any declaratory judgment action relating to a Compound or Licensed Product or bring any such action necessary to protect its interest in such Compound or Licensed Product, and may claim indemnification under Section 11.1 for such action. The Parties shall reasonably cooperate with respect to the defense of the claim, including if required to conduct such defense, furnishing a power of attorney.

9.6 Other Damages. In the event that Gilead, its Affiliates or sublicensees is held liable for increased damages or attorneys fees during the course of a suit against a Third Party brought under Section 9.4 or 9.5, or in any suit against a Third Party or a claim under the Sherman Act (15 U.S.C. §§ 1 et. seq.) or other applicable statute, Gilead shall bear all costs for damages in any action brought by Gilead or where Gilead has not joined Achillion as a party to such action provided, however, mat Achillion will bear all costs for damages or fees under this Section 9.6 associated with any Patent prosecuted by Achillion that is held unenforceable due to inequitable conduct, or similar conduct, in such prosecution as a result of the action or inaction of Achillion or its Affiliates, by a decision of a court or government agency of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, if the action or inaction held to constitute such conduct, was unknown to Gilead when it initiated such defense or suit

9.7 Settlement. Each Party shall give the other Party timely written notice of the proposed settlement of any action under Sections 9.4 or 9.5, and neither Party shall consent to the entry of any judgment or settlement or otherwise compromise any such action or suit in a way that adversely affects the other Party’s intellectual property rights or its rights or interests with respect to Compounds or Licensed Products without such other Party’s prior written consent (not to be unreasonably withheld).

10.	TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 10.2 or 10.3, shall be in full force and effect until the expiration of the last to expire Royalty Term.

10.2 Elective Termination by Gilead. Gilead shall have the right in its sole discretion and for any reason to terminate this Agreement in its entirety, at any time after the Blackout Period, upon one hundred twenty (120) days written notice to Achillion.

10.3 Termination for Material Breach. If a Party materially breaches this Agreement, the other Party may terminate this Agreement effective ninety (90) days after providing written notice to the breaching Party, if within that time the breaching Party fails to cure its material breach and the non-breaching Party does not withdraw its termination notice.

10.4 Effects of Termination. If a Party terminates this Agreement under Sections 10.2 or 10.3, all terms and provisions (including but not limited to all Royalty Terms and Achillion’s covenants under Section 5.3) shall terminate as of the effective date of termination, except as otherwise expressly provided in this Section 10.4 and in Section 10.5.

(a) Gilead Elective Termination. If Gilead terminates this Agreement pursuant to Section 10.2 the provisions of Section 10.4(b) shall apply, except that the license grants in Section 5.1 shall terminate throughout the Territory.

(b) Termination for Gilead Breach. If Achillion terminates this Agreement pursuant to Section 10.3:

(i) the Parties shall pay any amounts due pursuant to Section 2.4, Section 6 and Section 9 prior to the date of termination;

(ii) In the event of a material breach by Gilead under Section 3.5 or 4.4, Achillion’s termination rights shall be on a Major Market-by-Major Market basis with respect to Major Markets affected by such material breach (and in the event Achillion terminates in all Major Markets pursuant to this Section 10.4(b)(ii), Achillion shall also have the right to terminate this Agreement in the remainder of the Territory);

(iii) In the event of a material breach by Gilead of obligations under this Agreement, other than those under Section 3.5 or 4.4, that is specific to a Licensed Product, Achillion’s termination rights under Section 10.3 shall be on a Licensed Product-by-Licensed Product basis in all countries affected by such breach;

(iv) Gilead shall assign and promptly transfer to Achillion, or its Affiliates as requested by Achillion, at no expense to Achillion or its Affiliates, all of Gilead’s right, title and interest in and to (A) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for Licensed Product(s) or Compound(s), to the extent that Achillion elects to continue Development of such Licensed Product(s) or Compound(s); (B) all data, including clinical data, materials and information of any kind or nature whatsoever, in Gilead’s possession or in the possession of its Affiliates or its or their respective agents related to the Licensed Produces) or any Compound(s); (C) all trademarks related to Licensed Products (if such termination occurs after approval of such trademark by a Regulatory Authority); and (D) all material information, and any other information reasonably requested and required by Achillion, relating to the manufacture of Compounds and/or Licensed Products;

(v) Achillion shall revoke (and Gilead shall allow revocation of) any powers of attorney for Achillion Patents that Gilead holds as of the time of such termination;

(vi) Gilead shall supply (or cause its Third Party manufacturers to supply) Licensed Produces) and/or Compound(s) to Achillion to the extent Gilead had, prior to such termination, been manufacturing Licensed Produces) and/or Compound(s) and, at Achillion’s request, shall assist in the transfer of manufacturing processes to new suppliers;

(vii) In the event that Gilead supplies Licensed Product and/or Compounds pursuant to Section 10.4(b)(vi), Achillion shall pay Gilead (1) its out-of-pocket costs, to the extent such manufacture, transfer and supply activities are conducted by Third Parties and/or (2) a reasonable market rate, to the extent that Gilead conducts such manufacture, transfer and supply activities. The Parties will cooperate to effect such transfer as soon as practicable. In any event, Gilead’s obligations to transfer and supply under Sections 10.4(b)(vi) and (vii) shall expire within [**] after such termination.

(viii) Achillion may elect to acquire a license to intellectual property Controlled by Gilead that is incorporated into a Compound or Licensed Product, with a right to sublicense, solely to Develop, make, have made, use, sell, have sold, offer for sale, and import such Compound or Licensed Product in the Field in the Territory. In the event of such election, the Parties shall negotiate in good faith commercially reasonable terms for such license; provided, however, that such license shall not include any up-front fees or milestone payments unless both Parties agree.

(ix) In the event that, at the time of termination, there is a Combination Product in Development or if such Combination Product has undergone a First Commercial Sale,

the Parties shall, in good faith, negotiate an arrangement under which (i) the Parties shall jointly Develop and commercialize such Combination Product; (ii) each Party shall bear its own costs associated with its commercialization activities; (iii) each Party shall share in the economic benefit of any such arrangement in accordance with the relative contribution of such Party’s compound(s); and (iv) each Party would grant to the other Party a nonexclusive license to any intellectual property rights necessary solely to permit the arrangements described in this Section

(c) Termination for Achillion Breach. If Gilead terminates this Agreement pursuant to Section 10.3:

(i) the Parties shall pay any amounts due pursuant to Section 2.4, Section 6 and Section 9 prior to the date of termination;

(ii) Gilead may elect to have the licenses granted to Gilead pursuant to Section 5.1 and the negative covenants of Achillion under Section 5.3 survive;

(iii) Gilead shall have no further diligence obligations under Sections 3.5 or 4.4;

(iv) If Gilead elects to have the licenses granted to Gilead pursuant to Section 5.1 survive, subject to Gilead’s rights to make claims against Achillion, Gilead’s obligations to Achillion under Section 6 shall survive;

(v) The obligations of the Parties under Sections 2 and 3 shall expire; and

(vi) Achillion shall assign and promptly transfer to Gilead, or its Affiliates as requested by Gilead, at no expense to Gilead or its Affiliates, all of Achillion’s right, title and interest in and to (A) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for the Licensed Product(s) or any Compounds, and (B) all data, including clinical data, materials and information of any kind or nature whatsoever, in Achillion’s possession or in the possession of its Affiliates or its or their respective agents related to the Licensed Product(s) or any Compounds.

(d) Return of Confidential Information. Upon expiration or termination of this Agreement the Parties shall comply with Section 7.1(b).

10.5 Accrued Rights and Obligations; Survival. Termination of this Agreement by a Party pursuant to Section 10.3 shall not be a Party’s sole remedy for a material breach of this Agreement but shall be in addition to any other rights or remedies of a Party under this Agreement Termination or expiration of this Agreement shall not affect any accrued rights or surviving obligations of the Parties. The provisions of Sections 2.5, 5.3(c), 6.9, 7, 8.3, 9, 10.4, 11 and 12 shall survive the expiration or termination of this Agreement for any reason whatsoever.

11.	INDEMNIFICATION, INSURANCE, LIMITATIONS OF LIABILITY

11.1 Indemnification by Gilead. Gilead will indemnify, hold harmless and defend Achillion, its Affiliates, and their respective employees and agents against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including without limitation reasonable attorneys’ fees and witness fees) (“Losses”) resulting from any claim, demand, suit, action or proceeding brought or initiated by a Third Party (“Third Party Claim”) against them to the extent that such Third Party Claim arises out of (i) the research, development, manufacture, use, sale or other commercialization of Licensed Products by Gilead, its Affiliates, sublicensees or distributors, including but not limited to infringement of Patents of Third Parties, or misappropriation of trade secrets of Third Parties, resulting from such activities (such Losses arising out of infringement of Patents, “Third Party Infringement Losses”); (ii) the breach or alleged breach of any representation or warranty by Gilead in Section 8; or (iii) the negligence or willful misconduct of Gilead, its Affiliates, or their respective employees or agents in the course of performance under this Agreement; provided that such indemnity shall not apply to the extent Achillion has an indemnification obligation pursuant to Section 11.2 or 11.3 for such Loss.

11.2 Indemnification by Achillion. Achillion will indemnify, hold harmless and defend Gilead, its Affiliates and their respective employees and agents against any and all Losses resulting from any Third Party Claim against them to the extent that such Third Party Claim arises out of (i) the research, development, and other activities under this Agreement by Achillion, its Affiliates, and agents, excluding the infringement of Patents of Third Parties resulting from the research, development, manufacture, use, sale or other commercialization of Licensed Products by Gilead, its Affiliates, sublicensees or distributors; (ii) the breach or alleged breach of any representation or warranty by Achillion in Section 8 and (iii) the negligence or willful misconduct of Achillion, its Affiliates, or their respective employees (which for the purposes of Field Based Personnel shall mean such negligence or willful misconduct not directed by Gilead) or agents; provided that such indemnity shall not apply to the extent Gilead has an indemnification obligation pursuant to Section 11.1 or 11.3 for such Loss.

11.3 Product Liability

(a) Achillion will indemnify, hold harmless and defend Gilead, its Affiliates and their respective employees and agents against any and all Losses resulting from any Third Party product liability claim or any claim of bodily injury against them to the extent that such claim (i) arises from clinical studies conducted by Achillion pursuant to the Research Program; (ii) any action or inaction by Field-Based Personnel in violation of laws or regulations (except to the extent such action or inaction is directed by Gilead); or (iii) the gross negligence or willful misconduct of Achillion, its Affiliates, or their respective employees or agents to the extent that such gross negligence or willful misconduct is not related to the design of a Licensed Product

(b) Gilead will indemnify, hold harmless and defend Achillion, its Affiliates and their respective employees and agents against any and all Losses resulting from any Third Party product liability claim or any claim of bodily injury against them to the extent that such claim involves Compounds and is not covered by claims described in Section 11.2 or 11.3(a).

11.4 Mechanics. If a Party, its Affiliate, or any of their respective employees or agents has a right to be indemnified under this Section 11 (the “Indemnified Party”), (a) such

Indemnified Party shall give thirty (30) days notice of such Third Party Claim to the other Party (the “Indemnifying Party”) and (b) subject to Section 9.5, such Indemnifying Party shall have the first right to defend any such Third Party Claims, with the cooperation and at the expense of such Indemnifying Party, provided that the Indemnifying Party will not settle any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not wish to defend against a Third Party Claim, it shall so notify the Indemnified Party in writing and the Indemnified Party shall have the right to defend and settle such Third Party Claim, at the expense of the Indemnifying Party, subject to obtaining the Indemnifying Party’s consent to any settlement, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party is defending a Third Party Claim, the Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings at its own expense, hi the event that the Parties cannot agree as to the application of Section 11.4 and to any Loss or Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 11.1 and 11.2 upon resolution of such underlying Third Party Claim.

11.5 Insurance Coverage. At all times during the term of this Agreement and any extended terms thereof, each Party represents and warrants that it will provide and maintain, at its own expense, adequate insurance coverage for a pharmaceutical company of similar situation. Such insurance shall include comprehensive general liability insurance. This coverage shall be provided by a carrier rated a minimum of AV by BEST Rating or its equivalent or by an adequately capitalized captive (in accordance with usual insurance standards), which covers all such Parry’s activities and obligations hereunder in accordance with reasonable pharmaceutical industry standards of companies; provided, however, that the amount of such insurance shall be not less than $5 million for each occurrence and $5 million aggregate for all occurrences. In addition, each Party shall carry products liability and/or clinical trials insurance in the amounts and for the periods that are appropriate in light of such Party’s activities pursuant to this Agreement. Should such coverage be written on a claims-made basis, each Party agrees to maintain coverage for a period of not less than five (5) years after the expiration of this Agreement. Each Party will provide to other Party with prior written notice upon any cancellation or material change in such insurance program. Upon request, each Party may receive a certificate of insurance evidencing insurance coverage.

11.6 Limitation Of Liability. Neither Party shall be liable to the other Party for incidental, consequential or special damages, including but not limited to lost profits, whether in contract, tort or otherwise, arising from or relating to any breach of or activities under this Agreement, regardless of any notice of the possibility of such damages. Nothing in this Section 11.6 is intended to limit or restrict the indemnification rights or obligations of any party under this Agreement.

12.	GENERAL PROVISIONS

12.1 Dispute Resolution; Governing Law

(a) Disputes

(i) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 12.1 if and when a dispute arises under this Agreement.

(ii) In the event of disputes between the Parties, a Party seeking to resolve such dispute will, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within [**] after such notice is received. Said designated officers are as follows:

For Achillion:	Michael Kishbauch, President and Chief Executive Officer

For Gilead:	John F. Milligan, Ph.D., Executive Vice President & CFO

(iii) In the event the designated executive officers are not able to resolve such dispute, either Party may at any time after the [**] period invoke the provisions of Section 12.1 hereinafter.

(b) Alternative Dispute Resolution. Following settlement efforts pursuant to Section 12.1 (a), any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement under Section 10, other than disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by binding alternative dispute resolution (“ADR”) in the manner described below:

(i) If a Party intends to begin an ADR to resolve a dispute, such Party shall provide written notice (the “ADR Request”) to counsel for the other Party, informing the other Party of such intention and the issues to be resolved.

(ii) Within [**] after the receipt of the ADR Request, the other Party may, by written notice to the counsel for the Party initiating ADR, add additional issues to be resolved.

(iii) Disputes regarding the scope, validity and enforceability of Patents shall not be subject to this Section 12.1, and shall be submitted to a court of competent jurisdiction.

(c) Arbitration Procedure. The ADR shall be conducted pursuant to the JAMS Rules then in effect, except that notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

(i) The arbitration shall be conducted by a panel of three arbitrators (the “Arbitration Panel”). The Arbitration Panel shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS.

(ii) The time periods set forth in the JAMS rules shall be followed, unless a Party can demonstrate to the Arbitration Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Arbitration Panel may extend such time tables, but in no event shall the time tables be extended so that the ADR proceeding extends more than 18 months from the date of the ADR Request. In regard to such time tables, the Parties (A) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and (B) confirm their intention that each Party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. Within such timeframes, each Party shall have the right to conduct discovery in accordance with the Federal Rules of Civil Procedure. The Arbitration Panel shall not award punitive damages to either Party and the Parties shall be deemed to have waived any right to such damages. The Arbitration Panel shall in rendering its decision, apply the substantive law of the State of New York, except for any of its choice of law rules that would require the application of the laws of another jurisdiction, except that the interpretation of and enforcement of this Section 12.1 shall be governed by the Federal Arbitration Act. The Arbitration Panel shall apply the Federal Rules of Evidence to the hearing. In the event that arbitration is initiated by Gilead, the hearing shall convene in Boston, MA; in the event that arbitration is initiated by Achillion, the hearing shall convene in San Francisco, CA. The fees of the Arbitration Panels and JAMS shall be paid by the losing Party which shall be designated by the Arbitration Panel. If the Arbitration Panel is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.

(iii) The Arbitration Panel is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages.

(iv) Except as set forth in Section 12.1(c)(ii), above, each Party shall bear its own legal fees and expenses against the Party losing the ADR unless it believes that neither Party is the clear loser, in which case the Arbitration Panel shall divide such fees, costs and expenses according to the Arbitration Panel’s sole discretion.

(v) The ADR proceeding shall be confidential and the Arbitration Panel shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the Arbitration Panel to make) any public announcement with respect to the proceedings or decision of the Arbitration Panel without prior written consent of each other Party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Arbitration Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

(d) Judicial Enforcement. The Parties agree that judgement on any arbitral award issued pursuant to this Section 12 shall be entered in the United States District Court for the Northern District of California or, in the event such court does not have subject matter jurisdiction over the dispute in question, such judgment shall be entered in the Superior Court of the State of California, in the County of San Mateo.

(e) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, except for any of its choice of law rules that would require the application of the laws of another jurisdiction.

12.2 Jurisdiction and Venue. In connection with any dispute arising hereunder or in connection with the subject matter hereof that is not settled in accordance with Section 12.1, each of the Parties hereby consents to the non-exclusive jurisdiction and venue of the U.S. federal courts located within the state of California and of the California state courts. Each Party hereby irrevocably waives any right that it may have to assert that any such court lacks jurisdiction or that such forum is not convenient.

12.3 Language. The official text of this Agreement and any exhibits referenced herein, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

12.4 Compliance with Laws. Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and other local laws, rules, regulations and guidelines.

12.5 Notice. All notices hereunder shall be in writing and shall be delivered personally, sent for next day delivery by internationally recognized courier service or transmitted by facsimile (transmission confirmed), with confirmation by next day delivery by an internationally recognized courier service, to the following addresses and facsimiles of the respective Parties or such other address or facsimile as is notified pursuant to this Section 12.5:

Gilead:	Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attention: Executive Vice President and Chief Financial Officer
Fax No.: (650) 522-5488

with a copy to:	Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attention: Vice President and General Counsel
Fax No.: (650) 522-5537

Achillion:	Achillion Pharmaceuticals, Inc.
300 George Street
New Haven, Connecticut 06511
Attention: Chief Executive Officer
Fax: (203) 624-7003

with copies to:	Achillion Pharmaceuticals, Inc.
300 George Street
New Haven, Connecticut 06511
Attention: Vice President of Finance
Fax: (203) 624-7003

Steven D. Singer
Wilmer Cutler Pickering Hale and Dorr
60 State Street
Boston, MA 02109
Fax: (617) 526-5000

12.6 Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

12.7 Assignment. Except as otherwise provided in this Section 12.7, neither Party will assign its rights or duties under this Agreement to any Third Party without the prior express written consent of the other Party, which shall not be unreasonably withheld. Any purported assignment not in compliance with this Section 12.7 will be void.

(a) Gilead Change of Corporate Control. Gilead may, without Achillion’s consent, assign this Agreement and its rights and obligations hereunder in connection with a Change of Corporate Control.

(b) Achillion Change of Corporate Control. Achillion may, without Gilead’s consent, assign this Agreement and its rights and obligations hereunder in connection with a Change of Corporate Control, subject to the conditions contained in this Section 12.7(b). Upon a Change of Corporate Control of Achillion, Achillion shall provide written notice to Gilead [**] prior to such assignment, which notice shall specify the identity of the acquirer in the Change of Corporate Control. If Achillion so notifies Gilead, and the entity obtaining Corporate Control of Achillion is either an entity engaged in the pharmaceutical or biotechnology business, with a market capitalization of at least $[**] U.S. Dollars, or an entity engaged in the development or commercialization of products in the HCV Field, Gilead shall have the right, at its election at any time within [**] after such notice, to elect in a written notice to Achillion, to do any or all of the following:

(i) terminate the provisions of Section 2 and/or Sections 3.1-3.4, in whole or in part;

(ii) terminate Achillion’s participation in Gilead’s commercial activities pursuant to Section 4.2(b); and/or

(iii) disband the Research Committee, the Development Committee, or both such Committees.

If Gilead makes any of the foregoing elections, the Parties shall within [**] after any such election determine, if applicable, any amounts due pursuant to Section 2.4 and pay such amounts, and Achillion shall assign and transfer to Gilead, or its Affiliates as requested by Gilead, all of

Achillion’s right, title and interest in and to (A) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for the Licensed Product(s) or any Compounds; and (B) all data, including clinical data, materials and information of any kind or nature whatsoever, in Achillion’s possession or in the possession of its Affiliates or its or their respective agents related to the Licensed Product(s) or any Compounds.

12.8 Performance by Affiliates. A Party’s obligations under this Agreement may be performed by its Affiliates. Obligations of the Party for which one of its Affiliates is performing hereunder shall be deemed to extend to such performing Affiliate. Each Party guarantees performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

12.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder are part of the “intellectual property” as defined under Section 1O1(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

12.10 Severability. The provisions of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The Parties will use diligent good faith efforts to revise this Agreement as and to the extent reasonably necessary to effectuate their original intent and purpose under this Agreement.

12.11 Force Majeure. Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by exercise of due diligence it is unable to prevent, provided that the Party claiming excuse immediately notifies the other Party and uses and continues to use commercially reasonable efforts to overcome the same.

12.12 Entire Agreement; Modification. This Agreement, including any exhibits expressly named and referenced herein, constitutes the entire agreement and understanding of the Parties and supersedes any prior agreements or understandings relating to the subject matter hereof. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by a duly authorized representative of each Party hereto.

12.13 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.14 Independent Contractors. It is expressly agreed that Gilead and Achillion shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Gilead nor Achillion shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.15 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

The persons executing this Agreement represent and warrant that they have the full power and authority to cause their respective entities to enter into this Agreement.

IN WITNESS WHEREOF the Parties have executed this agreement as of the effective date by their duly authorized representatives.

ACHILLION PHARMACEUTICALS, INC.		GILEAD SCIENCES, INC.

By:	/s/ Michael Kishbauch	By:	/s/ John F. Milligan
Name:	Michael Kishbauch	Name:	John F. Milligan, Ph.D.
Title:	President & CEO	Title:	Executive Vice President & CFO

EXHIBIT 1.1: ACHILLION PATENTS AND PATENT APPLICATIONS:

US Patent Application Serial No. [**]

[**]

US Provisional Patent Application Serial No. [**]

US Provisional Patent Application Serial No. [**]

US Patent Application Serial No. [**]

[**]

EXHIBIT 1.2: COMPOUNDS

Compound means each of the following:

(i) [**] as claimed under Achillion Patents and patent applications as listed in Exhibit 1.1;

(ii) any compound [**]; or

(iii) any [**] prior to the end of the term of the Agreement, [**]. For purposes of clarification of this clause (iii), “Compounds” included in this clause (iii) [**].

EXHIBIT 1.3: PROOF OF CONCEPT

“Proof of Concept” means:

Demonstration of [**].

A clinical study of suitable design approved by the Research Committee [**] by either Gilead or Achillion from the contract research organization(s) implementing the study.

EXHIBIT 2.2: PROOF-OF-CONCEPT CLINICAL DEVELOPMENT PLAN

Studies prior to Phase 1 [**]

Non-clinical studies [**]. The criteria [**] will be determined.

Phase la Studies [**]

The Phase 1 study [**] will be studied. Specific parameters needed for advancement to the “proof of principle” study will be determined prior to initiation of the study.

Phase lb [**]

This study will [**] into longer-term studies. This study will [**]. This study will [**] and will be agreed to by the Research Committee. [**]. The parties will agree [**].

RESEARCH PROGRAM:

PROOF-OF-CONCEPT PROGRAM

Objectives for Proof-of-Concept Program:

[**]

RESEARCH PROGRAM:

PROOF-OF-CONCEPT PROGRAM RESOURCE ALLOCATION

Internal Costs

CATEGORY	FTEs	ACH FTEs	GILD FTEs	Internal Costs
IND-enabling pre-clinical	[**]	[**]	[**]	$	[**]
Phase 1 PK/Safety Trial	[**]	[**]	[**]	$	[**]
Phase lb/2 PoC Trial	[**]	[**]	[**]	$	[**]
Manufacturing / Formulation	[**]	[**]	[**]	$	[**]
R&D Management	[**]	[**]	[**]	$	[**]
Totals	[**]	[**]	[**]	$	[**]

External Costs

CATEGORY
IND-enabling pre-clinical	$	[**]
Phase 1 PK/Safety Trial	$	[**]
Phase lb/2 PoC Trial	$	[**]
Manufacturing / Formulation	$	[**]
Total	$	[**]

Total Costs

CATEGORY	INTERNAL		EXTERNAL		Total Costs
IND-enabling pre-clinical	$	[**]	$	[**]	$	[**]
Phase 1 PK/Safety Trial	$	[**]	$	[**]	$	[**]
Phase lb/2 PoC Trial	$	[**]	$	[**]	$	[**]
Manufacturing / Formulation	$	[**]	$	[**]	$	[**]
R&D Management	$	[**]	$	[**]	$	[**]
POC Program Budget	$	[**]	$	[**]	$	[**]

RESEARCH PROGRAM:

BACK-UP PROGRAM

Research Objectives for Backup Program

[**]

RESEARCH PROGRAM:

BACK-UP PROGRAM RESOURCE ALLOCATION

Activity	Achillion FTEs	Duration
VIROLOGY
• [**]	[**]	[**]
MECHANISM OF ACTION
• [**]	[**]	[**]
In vitro / In vivo Profiling and Bioanalytics	[**]	[**]
CHEMISTRY
• [**]	[**]	[**]

Back-up Program Cost

CATEGORY	ACH FTEs	Internal		External		Total
Virology	[**]	$	[**]
Mechanism of Action	[**]	$	[**]
Profiling and Bioanalytics	[**]	$	[**]
Chemistry	[**]	$	[**]
Total		$	[**]	$	[**]	$	[**]

RESEARCH PROGRAM COST CAP

CATEGORY	INTERNAL		EXTERNAL		Total Costs
Research Program	$	[**]	$	[**]	$	[**]

COSTS BY RESEARCH PROGRAM

CATEGORY	INTERNAL		EXTERNAL		Total Costs
POC Program Budget
IND-enabling pre-clinical	$	[**]	$	[**]	$	[**]
Phase I PK/Safety Trial	$	[**]	$	[**]	$	[**]
Phase 1b/2 PoC Trial	$	[**]	$	[**]	$	[**]
Manufacturing/Formulation	$	[**]	$	[**]	$	[**]
R&D Management	$	[**]	$	[**]	$	[**]
	$	[**]	$	[**]	$	[**]
Back-Up Program Cost
Virology	$	[**]
Mechanism of Action	$	[**]
Profiling and Bioanalytics	$	[**]
Chemistry	$	[**]
	$	[**]	$	[**]	$	[**]
Total	$	[**]	$	[**]	$	[**]

EXHIBIT 7.4: PRESS RELEASE

Gilead Contacts:	Achillion Contacts:
Amy Flood, Media	Kari Lampka, Media
(650) 522-5643	(508) 647-0209

Susan Hubbard, Investors	Mary Kay Fenton, Investors
(650) 522-5715	(203) 624-7000

DRAFT - NOT FOR RELEASE

GILEAD AND ACHILLION ANNOUNCE COLLABORATION FOR THE DEVELOPMENT AND COMMERCIALIZATION OF ACHILLION’S HEPATITIS C COMPOUNDS

Foster City, CA and New Haven, CT, November XX, 2004 - Gilead Sciences (Nasdaq: GILD) and Achillion Pharmaceuticals today announced that the companies have signed an exclusive agreement granting Gilead worldwide rights for the research, development and commercialization of certain Achillion compounds for the treatment of infection with the hepatitis C virus (HCV). The compounds, small molecule inhibitors of HCV replication, are believed to act through a novel mechanism of action involving HCV protease. In this collaboration, Achillion will continue development of the compounds, according to a mutually agreed upon development plan, through completion of a proof-of-concept clinical study in HCV-infected patients. Following the proof-of-concept study, Gilead will assume full responsibilities and costs associated with development and commercialization for compounds warranting further development.

Under the terms of the agreement, Gilead will pay to Achillion a $5 million upfront license payment and will purchase $5 million of equity. In addition, Gilead will provide partial funding through the completion of the proof-of-concept study. Achillion could also earn milestone payments in excess of $100 million under the agreement, based upon the achievement of certain development, regulatory and commercial goals, and will have the option to participate in U.S. commercialization efforts for any future products arising from this collaboration. Achillion’s milestone payments could increase substantially assuming progress is made on multiple related compounds. Gilead will receive exclusive worldwide license rights and will pay Achillion a royalty on net sales of future products arising from the collaboration.

“Gilead and Achillion share a commitment to developing advanced therapeutics for the treatment of significant unmet medical needs, such as HCV,” said John C. Martin, Ph.D., President and Chief Executive Officer of Gilead Sciences. “Achillion’s drug discovery and development expertise, particularly in identifying unique drug targets with the potential to address drug resistance, makes the company an ideal partner for Gilead. We believe Achillion’s compounds work through a novel mechanism, making them excellent potential candidates for HCV combination therapy regimens. We look forward to collaborating with Achillion to rapidly advance new compounds for the treatment of HCV.”

“This collaboration highlights the strength of Achillion’s discovery and development capabilities and its ability not only to create important new compounds for treatment of life-threatening infectious diseases, but also to advance such compounds into clinical proof-of-concept studies. Gilead’s commercial franchise and expertise in antiviral drug development has made the company our strongly preferred partner to advance and commercialize compounds from our exciting HCV program,” stated Michael Kishbauch, Chief Executive Officer of Achillion. “We believe that this agreement provides an important catalyst to this program while also freeing up resources to advance our own HIV and antibacterial programs.”

Hepatitis C is a viral liver disease, caused by infection with the hepatitis C virus. Globally, more than 170 million people have chronic hepatitis C. About 3 million Americans are now estimated to be chronically infected with the hepatitis C virus. HCV is a leading cause of cirrhosis, a common cause of hepatocellular carcinoma, and is the leading cause of liver transplantation in the United States.

ABOUT GlLEAD SCIENCES

Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has seven marketed products, and focuses its research and clinical programs on anti-infectives. Headquartered in Foster City, CA, Gilead has operations in North America, Europe and Australia.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease—HIV, hepatitis and resistant bacterial infections.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks related to the companies’ ability to move compounds into the clinic and to successfully discover, develop and/or commercialize any compounds under the agreement. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2003 and in the company’s Quarterly Reports on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and neither company assumes any obligation to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s web site at

www.gilead.com or call the Gilead Public Affairs Department at

1-800-GILEAD-5 or 1-650-574-3000.

For more information on Achillion Pharmaceuticals, please visit the company’s web site at

www.achillion.com or call Achillion at 1-203-624-7000.